SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a)
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Silicon Graphics International Corp.
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Silicon Graphics International Corp.
46600 Landing Parkway
Fremont, CA 94538
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On December 7, 2012
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Graphics International Corp., a Delaware corporation (the “Company”). The meeting will be held on Friday, December 7, 2012 at 11:00 a.m. local time at our executive offices located at 46600 Landing Parkway, Fremont, CA 94538 for the following purposes:

1.	To elect the Board’s seven nominees for director named herein to serve until the next annual meeting and until their successors are duly elected and qualified;

2.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 28, 2013;

3.	To conduct a non-binding advisory vote on executive compensation; and

4.	To conduct any other business properly brought before the meeting and any postponement(s) or adjournment(s) thereof.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is October 15, 2012. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on December 7, 2012 at 11:00 a.m. local time at our executive offices located at 46600 Landing Parkway, Fremont, CA 94538.

The proxy statement and annual report to stockholders are available at http://investors.sgi.com/annuals.cfm

By Order of the Board of Directors

/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Corporate Secretary

Fremont, California
October 23, 2012

You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy card, or vote over the telephone as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Silicon Graphics International Corp.
46600 Landing Parkway
Fremont, CA 94538
PROXY STATEMENT
FOR THE 2012 ANNUAL MEETING OFSTOCKHOLDERS
TO BE HELD ON
December 7, 2012
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why am I receiving these materials?
We have sent you these proxy materials because the Board of Directors (the “Board”) of Silicon Graphics International Corp. (sometimes referred to as the “Company” or “SGI”) is soliciting your proxy to vote at the 2012 Annual Meeting of Stockholders, including at any adjournments or postponements of the meeting. You are invited to attend the annual meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone. In addition, we are sending our stockholders an annual report that will accompany this proxy statement in accordance with SEC rules.
We intend to mail these proxy materials on or about October 26, 2012 to all stockholders of record entitled to vote at the annual meeting.
How do I attend the annual meeting?
The meeting will be held on Friday, December 7, 2012 at 11:00 a.m. local time at our executive offices located at 46600 Landing Parkway, Fremont, CA 94538. Information on how to vote at the annual meeting is discussed below.
Who can vote at the annual meeting?
Only stockholders of record at the close of business on October 15, 2012 will be entitled to vote at the annual meeting. On this record date, there were 33,128,803 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name
If on October 15, 2012 your shares were registered directly in your name with SGI’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card or vote by proxy over the telephone as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on October 15, 2012 your shares were held not in your name, but rather in an account at a brokerage firm, bank, dealer, or other similar financial institution, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that financial institution. The financial institution holding your account is considered to be the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What am I voting on?
There are three matters scheduled for a vote:

•	Election of our seven nominees for director;

•
Ratification of selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending June 28, 2013; and

•	A non-binding advisory vote on executive compensation.

What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How do I vote?
You may either vote “FOR” all the nominees to the Board of Directors or you may “WITHHOLD” your vote for any nominee you specify. For each of the other matters to be voted on, you may vote “FOR” or “AGAINST” or abstain from voting. The procedures for voting are fairly simple:
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record, you may vote in person at the annual meeting, vote by proxy using the enclosed proxy card, or vote by proxy over the telephone. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the annual meeting and we will give you a ballot when you arrive.

•
To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the annual meeting, we will vote your shares as you direct.

•
To vote over the telephone, dial toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. Your vote must be received by 9:00 p.m. Pacific Time on December 6, 2012 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization rather than from SGI. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or by Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank, or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of October 15, 2012.
What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of all seven nominees for director, “FOR” the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending June 28, 2013, and “FOR” the non-binding advisory vote on the compensation of SGI’s named executive officers. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees and Georgeson, Inc. (“Georgeson”) may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies but Georgeson will be paid its customary fee, not to exceed $10,000 plus out-of-pocket expenses, if it solicits proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one set of proxy materials?
If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the proxy materials and complete, sign and return each proxy card to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone.

•	You may send a timely written notice that you are revoking your proxy to SGI’s Corporate Secretary at 46600 Landing Parkway, Fremont, CA 94538.

•	You may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone proxy is the one that is counted.
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals due for next year’s annual meeting?
To be considered for inclusion in next year’s proxy materials, your proposal must be submitted in writing by June 28, 2013 to our Corporate Secretary at 46600 Landing Parkway, Fremont, CA 94538; provided, however, that if our 2013 annual meeting is held before November 7, 2013 or after January 6, 2014, you must provide that specified information to us a reasonable time before we begin to print and send our proxy statement for our 2013 annual meeting. If you wish to submit a proposal that is not to be included in next year’s proxy materials or nominate a director pursuant to our Bylaws, you must provide specified information to us between August 9, 2013 and September 8, 2013; provided, however, that if our 2013 annual meeting is held before November 7, 2012 or after January 6, 2014, you must provide that specified information to us between the 120th day prior to the 2013 annual meeting and not later than the 90th day prior to the 2013 annual meeting or the 10th day following the day on which we first publicly announce the date of the 2013 annual meeting. If you wish to do so, please review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of elections appointed for the meeting. With respect to Proposal No. 1 (Election of Directors), the inspector of elections will separately count “FOR” and “WITHHOLD” votes. Directors are elected by a plurality, with the seven nominees obtaining the most votes being elected. Because there is no minimum vote required, abstentions and broker non-votes will be entirely excluded from the vote and will have no effect on its outcome. However, as described in Proposal No. 1 below, we have adopted a majority vote standard under our Bylaws, which means that directors may not be eligible to retain their Board seat if they receive a greater number of votes “AGAINST” than “FOR.” Under the majority vote standard, any shares that are not voted, whether by abstention, broker non-votes or otherwise, will not affect the election of directors, except to the extent that the failure to vote for an individual will result in another individual receiving a larger proportion of the votes cast.
With respect to Proposal No. 2 (Ratification of Auditors) and Proposal No. 3 (Say-on-Pay), the inspector of elections will separately count “FOR,” “AGAINST” and “ABSTAIN” votes. Each of these proposals must be approved by a majority of the shares present and entitled to vote on the proposal. As a result, abstentions will have the same effect as voting against the proposal, while broker non-votes will have no effect on the vote outcome.
What are “broker non-votes”?
Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the New York Stock Exchange, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, including the election of directors, actions relating to equity compensation plans, mergers or stockholder proposals.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at the meeting in person or represented by proxy. On the record date, there were 33,128,803 shares outstanding and entitled to vote. Thus, the holders of at least 16,564,402 shares must be present in person or represented by proxy at the meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the chairman of the meeting or the holders of a majority of the shares present at the meeting in person or represented by proxy may adjourn the meeting to another date.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the annual meeting. If final votes are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.
What proxy materials are available on the internet?
The proxy statement, Form 10-K and annual report to stockholders are available at http://investors.sgi.com/annuals.cfm.

Proposal 1
Election of Directors
SGI’s Board of Directors consists of seven directors. There are seven nominees for director this year. Each director to be elected and qualified will hold office until the next annual meeting of stockholders and until his successor is elected, or, if sooner, until the director’s death, resignation or removal. Each of the nominees listed below is currently a director of the Company who was previously elected by the stockholders, except for Jorge L. Titinger, who was appointed to the Board of Directors in February 2012 in connection with his appointment as President and Chief Executive Officer. The process by which our Nominating and Corporate Governance Committee identifies, evaluates and selects potential director nominees involves a variety of factors and criteria, all of which are described under Nominating and Corporate Governance Committee on page 13 below.
Although SGI does not have a formal policy regarding director attendance at our annual meetings, we intend to invite all of our directors to attend our annual meetings of stockholders. One of the seven members of SGI’s Board serving at the time of our 2011 annual meeting of stockholders attended the 2011 annual meeting of stockholders.
Because the number of nominees timely nominated for the 2012 Annual Meeting does not exceed the number of directors to be elected at the 2012 Annual Meeting, the 2012 election is an “uncontested election” under the Bylaws. As a result, directors will be elected if they receive more “FOR” votes than “Withheld” votes of the shares present in person or represented by proxy at the meeting and entitled to vote generally on the election of directors. Pursuant to SGI’s Bylaws, each of the nominees listed below has tendered an irrevocable resignation as a director, which resignation is conditioned upon both: (a) such director failing to have received more “FOR” votes than “Withheld” votes in an election; and (b) acceptance by the Board of Directors of such resignation.
Nominees
The following is a brief biography of each nominee for director and a discussion of the specific experience and qualifications, attributes or skills of each nominee that led the Nominating and Corporate Governance Committee to recommend that person as a nominee for director, as of the date of this proxy statement.

Name	Age	Position(s) with the Company
Mr. Jorge L. Titinger	51	President and Chief Executive Officer
Mr. Ronald D. Verdoorn	62	Chairman of the Board of Directors
Mr. Charles M. Boesenberg	64	Director
Mr. Gary A. Griffiths	62	Director
General Michael W. Hagee	68	Director
Mr. Douglas R. King	70	Director
Mr. Hagi Schwartz	50	Director

Jorge L. Titinger joined SGI in February 2012 as our President and Chief Executive Officer and as a member of our board of directors. The Nominating and Corporate Governance Committee concluded that Mr. Titinger should serve as a director of the Company due to his knowledge of our products and services in his role as Chief Executive Officer, as well as his extensive experience in the semiconductor industry. Previously, Mr. Titinger served as President and Chief Executive Officer of Verigy Ltd. (a company in the semiconductor automated test equipment business) from January 2011 to July 2011, as President and Chief Operating Officer from July 2010 to January 2011, and as Chief Operations Officer from June 2008 to July 2010. Verigy was acquired by Advantest Corporation in July 2011, and from such time until October 2011, Mr. Titinger provided transitional services as President and Chief Executive Officer of Verigy, then a subsidiary of Advantest. Prior to Verigy, Mr. Titinger was Sr. Vice President and General Manager of Product Business Groups at Form Factor, Inc. (a company in the computer chip technology business) from November 2007 to June 2008. Mr. Titinger previously held management positions at KLA-Tencor Corporation (a company in the semiconductor equipment industry), Applied Materials, Inc. (a company involved in the business of semiconductor manufacturing) and Hewlett-Packard Company. Mr. Titinger currently serves as a member of the board of directors of LTX-Credence Corporation, a publicly traded provider of semiconductor test solutions. Mr. Titinger served as a director of Verigy from January 2011 through July 2011 and as a director and member of the audit committee of Electroglas from January 2008 through June 2009. Mr. Titinger holds a Bachelor of Science degree in electrical engineering, a Master of Science degree in electrical engineering and a Master of Science degree in engineering management, each from Stanford University.
Ronald D. Verdoorn joined SGI as a director in March 2005 and was elected Chairman of the Board of Directors in January 2006. The Nominating and Corporate Governance Committee concluded that Mr. Verdoorn should continue to serve as Chairman and a director of the Company due to his extensive experience in the operational and managerial requirements of public technology-based companies. This diverse and extensive experience qualifies Mr. Verdoorn as a highly-skilled contributor to our business, possessing and offering unique expertise regarding our strategic vision, management and operations. Mr. Verdoorn currently serves as director and previously served as Chief Executive Officer of FastWrap USA, LLC, a shrink wrap company specializing in boat wrap, building wrap and large industrial shrink wrap projects. From January 1999 to 2002, Mr. Verdoorn served as Executive Vice President of Global Operations for Affymetrix, Inc., a company specializing in the development of technology for acquiring and managing complex genetic information for use in biomedical research, genomics and clinical diagnostics, following which he continued as a consultant until December 2003. From 1997 to 1999, Mr. Verdoorn served as an independent consultant to the hard disk drive industry. From 1983 to 1997, Mr. Verdoorn held a number of positions with Seagate Technology, Inc., most recently as Executive Vice President and Chief Operating Officer of Storage Products. Mr. Verdoorn has a B.A. in Sociology from Linfield College.
Charles M. Boesenberg has been a member of SGI’s Board of Directors since August 2006. The Nominating and Corporate Governance Committee concluded that Mr. Boesenberg should continue to serve as a director of the Company due to his diverse, extensive experience as a director of public company boards and business executive within our industry. Mr. Boesenberg’s previous experience in both business leadership and public company director service extends his range of knowledge, providing the Board with important perspectives as it leads and guides the Company from business and governance perspectives. Mr. Boesenberg has served as Executive Chairman of the board of directors of Callidus Software from November 2007 until November 2008 and as Non-Executive Chairman of the board of directors since November 2008. From January 2002 to June 2006, Mr. Boesenberg served as Chief Executive Officer and, beginning in August 2002, Chairman of the board of directors at NetIQ Corp, a provider of integrated systems and security management solutions. Prior to joining NetIQ, Mr. Boesenberg held senior executive positions at IBM and Apple and served as president and chief executive officer of Central Point Software, Magellan and Integrated Systems. Mr. Boesenberg currently serves as Chairman of the board of directors of Callidus Software, a publicly traded provider of sales performance management and incentive compensation software, as Chairman of the board of directors, Chairman of the compensation committee and nominating and governance committee, and member of the audit committee at Ancestry.com, Inc., a publicly traded provider of online family history, as a director, Chairman of the audit committee, and member of the compensation commmittee at Boingo Wireless, Inc., a publicly traded Wi-Fi software and services provider and as a director, Chairman of the audit committee, and member of the nominating and governance committee at Keynote Systems, a publicly traded provider of on-demand test and measurement products for mobile communications, VoIP, streaming, and Internet performance. He has also previously served on the boards of directors of Symantec, Interwoven, Macromedia, Onyx Software, Epicor Software and Maxtor. Mr. Boesenberg holds a B.S. in Mechanical Engineering from the Rose Hulman Institute of Technology and an M.S. in Business Administration from Boston University.
Gary A. Griffiths has been a member of SGI’s Board of Directors since November 2004. The Nominating and Corporate Governance Committee concluded that Mr. Griffiths should continue to serve as a director of the Company due to his extensive executive leadership experience in both large complex and globally established companies, as well as his successful entrepreneurial accomplishments, throughout his career. This diversity and expertise contributes to the Board’s ability to provide insights and business guidance as we execute our strategy. In December 2009, Mr. Griffiths co-founded Trapit, Inc., an internet service that aggregates, filters, and curates personalized web content, as Chief Executive Officer. In July 2008, Mr. Griffiths joined LiteScape Technologies, Inc., a company focused on unifying various communication technologies over VoIP, as Chief Executive Officer and Chairman. Upon the acquisition in May 2007 by Cisco Systems, Inc. of WebEx Communications, Inc., a provider of web-based conferencing solutions, Mr. Griffiths became a Vice President at Cisco, where he remained until April 2008. Mr. Griffiths joined WebEx in December 2005 as Vice President of Products, and became President of WebEx, where he remained until May 2007. From June 1999 to August 2005, Mr. Griffiths was Chairman, President and Chief Executive Officer at Everdream Corporation, a technology services company. Mr. Griffiths holds a B.S. in Aerospace Engineering from the United States Naval Academy and an M.S. from George Washington University. Mr. Griffiths currently serves as a director, Chairman of the compensation committee and member of the audit committee at iPass, Inc., an enterprise mobility services provider, as a director at Janrain Inc., a software company, and as a member of the industry advisory board of Parthenon Capital, a private equity firm. He previously served on the board of LiteScape Technologies, Inc.
General Michael W. Hagee has been a member of SGI’s Board of Directors since February 2008. The Nominating and Corporate Governance Committee concluded that General Hagee should continue to serve as a director of the Company due to his qualifications which include significant expertise and knowledge of the market segment and customers served by our SGI Federal business. His firsthand experience in successfully leading large, complex organizations also proves invaluable to the growth and management of our diverse global sales and services businesses, qualifying him as a diverse and highly skilled director on our Board. General Hagee is the Chief Executive Officer of the Admiral Nimitz Foundation, a non-profit organization that supports the National Museum of the Pacific War. Previously, General Hagee served as the head of MH Dimension Consulting, specializing in advising, counseling and training in topics such as ethical leadership, team building, mentoring and organizational efficiency. General Hagee retired from the Marine Corps in January 2007. From 2003 to 2006 General Hagee was a member of the Joint Chiefs of Staff as the 33rd Commandant of the United States Marine Corps. Prior to that, he was the Commanding General of the 1st Marine Expeditionary Force. In total, General Hagee served in the U.S. military for more than 43 years. General Hagee holds numerous military, civilian, and foreign decorations, including the Bronze Star with Valor, National Intelligence Distinguished Service Medal, and Defense Distinguished Service Medal. General Hagee graduated with distinction from the U.S. Naval Academy in 1968 with a B.S. in Engineering. General Hagee also holds an M.S. in Electrical Engineering from the U.S. Naval Postgraduate School and an M.A. in National Security and Strategic Studies from the Naval War College. General Hagee currently serves as a member of the board of directors of Cobham, plc, a publicly traded British manufacturing company, the Freedom Group, Inc., a firearms manufacturer, and the government services contractors, DynCorp International and KS International. General Hagee has served as a member of the board of the Technology Integration Group, an IT systems integrator and the government services contractors, IAP Worldwide Services, Inc. and National Interest Security Company, LLC.
Douglas R. King has been a member of SGI’s Board of Directors since February 2008. The Nominating and Corporate Governance Committee concluded that Mr. King should continue to serve as a director of the Company due to his extensive financial and accounting expertise. He brings invaluable capabilities in financial understanding, business perspective and auditing issues. Through collaboration with our independent auditors and senior management team, Mr. King provides clarity and focus for the Company’s Audit Committee, allowing this vital function to guide the Company’s compliance with current audit issues. This experience qualifies Mr. King as a highly skilled contributor to our business, the Company and the Board. Mr. King is a Certified Public Accountant with more than 30 years of experience in the accounting industry. Mr. King most recently served as the Managing Partner of the San Francisco office of Ernst & Young LLP, from which he retired in 2002. Currently, Mr. King serves on the boards of directors of the water utility, SJW Corp (as Chairman of the Audit Committee and member of the Executive Compensation and Finance Committees), the alternative fuel systems manufacturer, Westport Innovations, Inc. (as Chairman of the Audit Committee and member of the Governance and Strategy Committees), and the private telecommunications company Adaptive Spectrum and Signal Alignment, Inc. (as Chairman of the Audit Committee). Prior to that, Mr. King served as a director, Chairman of the Audit Committee and a member of the Governance, Compensation and Special Committees of Marvell Technology Group and a director, Chairman of the Audit Committee and member of the Governance Committee of Fuel Systems Solutions, Inc. Mr. King has a B.S. in Psychology and Business from the University of Wisconsin (Madison) and an M.B.A. from the University of Arkansas.
Hagi Schwartz has been a member of SGI’s Board of Directors since August 2004. The Nominating and Corporate Governance Committee concluded that Mr. Schwartz should continue to serve as a director of the Company due to his financial expertise and significant audit and financial reporting knowledge, including his experience as Chief Financial Officer and service as a director on the boards of directors of several prominent public companies in our industry. Mr. Schwartz’s success as a venture capitalist across a variety of technology interests, both domestically and internationally, also provides the Board with a seasoned entrepreneurial perspective, together with a valuable network of contacts around the world. This diverse and extensive experience qualifies Mr. Schwartz as a highly skilled contributor to our business, and as an expert resource to our Board and Company. Mr. Schwartz is currently a venture partner at Western Technology Investment. Since February 2005, Mr. Schwartz has been a Managing Director of Magnolia Capital, an investment advisory firm that provides corporate advisory services to its clients in Israel and the United States, and which has entered into a solicitation and referral agreement with one of the underwriters in our public offerings. Since July 2009, Mr. Schwartz has been a Managing Director at Pretty Simple Solutions, a cloud based capitalization table management system. Since January 2003, Mr. Schwartz has been a principal of H.O. Schwartz and Associates Inc., an advisory firm. From February 2003 to August 2005, Mr. Schwartz was Chief Financial Officer of HyperRoll, Inc., a provider of high-performance database aggregation and summarization software. From September 2000 to July 2002, Mr. Schwartz was Chief Financial Officer of ATRICA, Inc., a telecommunications company. From October 1999 to May 2000, Mr. Schwartz was Chief Financial Officer at Noosh, Inc., a print management software company. From January 1996 to September 1999, Mr. Schwartz served as Vice President of Finance and Chief Financial Officer of Check Point Software, Inc., a software company. Currently, Mr. Schwartz serves on the boards of directors of TUI University, an online university, Sixense Entertainment, Inc., a digital media company, and Verix, Inc., an enterprise management software company. Previously, Mr. Schwartz served on the board of directors of BigFix, Inc., through its successful acquisition by IBM. Mr. Schwartz has a B.A. in Economics and Accounting from Bar Ilan University.
The Board of Directors Recommends a Vote “For” Each Named Nominee.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE
Independence of The Board of Directors
As required under the NASDAQ Stock Market (“NASDAQ”) listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of NASDAQ, as in effect from time to time.
Consistent with these considerations, after review of all relevant transactions or relationships between each director, or any of his or her family members, and SGI, its senior management and its independent auditors, the Board affirmatively has determined that the following directors are independent directors within the meaning of the applicable NASDAQ listing standards: Mr. Boesenberg, Mr. Griffiths, General Hagee, Mr. King, Mr. Schwartz and Mr. Verdoorn. In making its determination, the Board found that none of these directors or nominees for director have a material or other disqualifying relationship with SGI. Between January 2012 and February 2012, Mr. Verdoorn served as our interim Chief Executive Officer and was not an independent director during such time. Mr. Titinger, our President and Chief Executive Officer, is not an independent director.
Board Leadership Structure
SGI’s Board of Directors has an independent chair, Mr. Verdoorn, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the Board Chair has substantial ability to shape the work of the Board. The Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, the Company believes that having an independent Board Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, the Company believes that having an independent Board Chair enhances the effectiveness of the Board as a whole. Because the Company believes that separation of the positions of Board Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company, when Mr. Verdoorn served as interim Chief Executive Officer from January 2012 through February 2012, Mr. Griffiths served as the Company’s Lead Independent Director during such time. As Lead Independent Director, Mr. Griffiths had the authority to, among other things, preside at all meetings of the independent directors and any Board meeting where the Interim Chief Executive Officer was not present, call meetings of the independent directors and oversee, in conjunction with the Nominating and Corporate Governance Committee, the Board evaluation process and the evaluation of the Chief Executive Officer.
Role of Board in Risk Oversight
SGI’s management team is responsible for identifying and reviewing risks facing our company, including, without limitation, strategic, operational, financial and regulatory risks and meets regularly as part of such responsibility to review and discuss our risk exposure on a day-to-day basis. The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, SGI’s Board is responsible for monitoring and assessing strategic risk exposure, while SGI’s Audit Committee is responsible for considering and discussing major financial risk exposures and the steps management has taken to monitor and control these exposures (including the development of guidelines and policies to govern the process by which risk assessment and management is undertaken). The Audit Committee regularly reviews enterprise risk management programs and initiatives and monitors compliance with securities and financial regulations, in addition to overseeing and scoping the audit work performed by the Company and its consultants in the area of internal audit for compliance with the Sarbanes-Oxley Act. SGI’s Nominating and Corporate Governance Committee monitors the effectiveness of its corporate governance guidelines. As discussed more fully below, SGI’s Compensation Committee assesses and monitors whether any of its compensation policies and programs has the potential to encourage excessive risk-taking. To the extent any risks identified by each standing committee of the Board are material to SGI’s strategic, operational, financial or regulatory matters or otherwise merit discussion by the whole Board, the respective committee chairman will raise risks at the next scheduled meeting of the Board. The Audit Committee of the Board meets at least quarterly to review SGI’s major financial risk exposures in connection with various matters, including the filing of SGI’s quarterly reports with the SEC. The other committees of the Board meet at least annually to review and discuss each committee’s respective areas of oversight and related risk exposures in such areas. The Board and its committees periodically receive risk management updates through business reports from management provided at meetings of the Board or its committees throughout the year. Following consideration of the information provided by management, the Board provides feedback and makes recommendations, as needed, to help minimize our risk exposure.
The Compensation Committee reviewed the Company’s compensation programs and has concluded that SGI’s compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. SGI management assessed the Company’s executive and broad-based compensation and benefits programs on a worldwide basis to determine if the programs’ provisions and operations create undesired or unintentional risk of a material nature, and delivered a report of their assessment to the Compensation Committee. This risk assessment process included a review of program policies and practices; program analysis to identify risk and risk control related to the programs; and determinations as to the sufficiency of risk identification, the balance of potential risk to potential reward, risk control and the support of the programs and their risks to Company strategy. Although we reviewed all compensation programs, we focused on the programs with variability of payout, with the ability of a participant to directly affect payout and the controls on participant action and payout. Base salary and performance-based compensation are generally uniform in design and operation throughout the Company and with all levels of employees. The Company’s compensation policies and practices are centrally designed and administered, and are substantially identical throughout the Company. Field sales and service personnel are paid primarily on a commission basis, but all of our officers (excluding our Executive Vice President of Field Operations and Senior Vice President of Services) are paid under the programs and plans for non-sales employees. In an effort to better align their overall compensation with Company performance, our Executive Vice President of Field Operations and Senior Vice President of Services will be paid under the programs and plans for non-sales employees, like all of our other officers, for fiscal 2013.
Based on the foregoing, we believe that our compensation policies and practices do not create inappropriate or unintended significant risk to the Company as a whole. We also believe that our incentive compensation arrangements provide incentives that: do not encourage risk-taking beyond the organization’s ability to effectively identify and manage significant risks; are compatible with effective internal controls and the risk management practices of SGI; and are supported by the oversight and administration of the Compensation Committee with regard to executive compensation programs.
Meetings of The Board of Directors
The Board of Directors met 15 times during the last fiscal year. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he served, held during the portion of the last fiscal year for which he was a director or committee member.
As required under applicable NASDAQ listing standards, in fiscal year 2012, the Company’s independent directors met 5 times in regularly scheduled executive sessions at which only independent directors were present.
Information Regarding Committees of the Board of Directors
During the course of the last fiscal year, the Board had four committees: an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee and a Strategic Planning Committee. Each of the committees has authority to engage legal counsel or other advisors or consultants as it deems appropriate to carry out its responsibilities. The Board of Directors has determined that each member of each committee meets the applicable NASDAQ rules and regulations regarding “independence” and that each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company.
Audit Committee
The Audit Committee of the Board oversees our corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. The Audit Committee oversees the integrity of the Company’s financial statements, accounting and financial reporting processes and systems of internal control over financial reporting, evaluates the performance of, and assesses the qualifications and independence of, the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on SGI’s audit engagement team as required by law; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review our annual audited financial statements and quarterly financial statements with management and the independent auditor. Three directors currently comprise the Audit Committee: Messrs. King (Chairman), Griffiths, and Schwartz. The Board has adopted a written Audit Committee Charter, which can be found on our investor website at www.investors.sgi.com under Governance Documents.
The Board annually reviews the NASDAQ listing standards definition of independence for Audit Committee members and has determined that all members of our Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the NASDAQ listing standards). The Board has determined that Messrs. King, Griffiths and Schwartz qualify as “audit committee financial experts,” as defined in applicable SEC rules. The Board made a qualitative assessment of Messrs. King’s, Griffiths’s and Schwartz’s level of knowledge and experience based on a number of factors, including: Mr. King’s past experience as a managing partner at Ernst & Young, LLP, and his experience as an audit committee member and chairman for numerous public companies; Mr. Griffiths’s professional experience as the chief executive officer of various companies; and Mr. Schwartz’s past professional experience as the chief financial officer of various companies. In March of 2012 the Board replaced Mr. Boesenberg with Mr. Griffiths on the Audit Committee.
Compensation Committee
The Compensation Committee reviews and approves the Company’s overall compensation strategy and policies, as set out more fully below.
The Compensation Committee of the Board is comprised of three non-employee directors of SGI: Messrs. Boesenberg (Chairman), Verdoorn, and Griffiths, each of whom the Board has determined to be “independent” as defined by the listing standards of NASDAQ. Between January 2012 and February 2012, Mr. Verdoorn served as our interim Chief Executive Officer and was not an independent director during such time. Accordingly, Mr. Verdoorn did not serve on the Compensation Committee between January 1, 2012 and May 8, 2012. The Board determined that Mr. Verdoorn was independent on May 8, 2012 and Mr. Verdoorn re-joined the Compensation Committee at such time. In addition, all Compensation Committee members who approve "qualified performance-based compensation" awards are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to allow SGI a tax deduction for certain employee compensation exceeding $1,000,000 for an individual. All Compensation Committee members are also “outside directors” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) to allow SGI to exempt certain option grants and similar transactions from the short-swing profits prohibition of Section 16 of the Exchange Act. The Compensation Committee has delegated the authority to the New Hire Stock Option Committee, under the leadership of the CEO, to approve non-officer new hire options grants. The Board has adopted a written Compensation Committee Charter, which can be found on our investor website at www.investors.sgi.com under Governance Documents.
The duties and responsibilities of the Compensation Committee include:

•	Overseeing SGI’s overall compensation strategy and policies and assessing whether SGI’s compensation structure establishes appropriate incentives for management and employees;

•	Assessing material adverse risks facing the Company arising from the Company’s compensation policies and practices, and considering ways to address those risks;

•
Reviewing, modifying (as necessary) and approving corporate performance goals and objectives relevant to the compensation of SGI’s executive officers and senior management and evaluating the performance of such individuals in light of those goals and objectives;

•	Evaluating and recommending to the Board the compensation plans and programs advisable for the Company and establishing policies with respect to equity compensation arrangements;

•	Reviewing and making recommendations to the Board with respect to stockholder approval of executive compensation, the frequency of such stockholder votes and “golden parachute” arrangements;

•	Reviewing and making recommendations to the Board with respect to stockholder proposals related to compensation matters;

•
Reviewing and approving the terms of employment agreements, severance arrangements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management;

•
Determining and approving the compensation and other terms of employment of SGI’s CEO, including analyzing competitive market data, determining the corporate goals and objectives relevant to his compensation, and evaluating his performance in light of those goals and objectives;

•	Reviewing compensation programs and determining the compensation of SGI’s executive officers;

•	Reviewing compensation programs and determining the compensation of SGI’s Board members;

•	Evaluating and, in certain cases, amending and administering SGI’s general compensation plans, including bonus plans, equity incentive and stock purchase plans, and similar programs;

•	Reviewing, discussing and assessing the Compensation Committee’s own performance at least annually; and

•
Preparing and reviewing SGI’s Compensation Discussion and Analysis and related disclosures that are required be included in SGI’s annual proxy statement in accordance with the rules and regulations of the SEC.

The Compensation Committee has full access to all books, records, facilities and personnel of SGI as deemed necessary or appropriate by any member of the Compensation Committee to discharge his responsibilities under its charter. The Compensation Committee has the authority to obtain, at the expense of SGI, advice and assistance from internal or external legal, accounting or other advisors and consultants. In addition, the Compensation Committee has sole authority to retain and terminate any compensation consultant to assist in the evaluation of director, chief executive officer or senior executive compensation, including sole authority to approve such consultant’s reasonable fees and other retention terms, all at SGI’s expense. The Compensation Committee has the authority to incur other reasonable expenditures for external resources that the Compensation Committee deems necessary or appropriate in the performance of its duties, as addressed by The Dodd-Frank Wall Street Reform and Consumer Protection Act.
In fiscal 2012, the Compensation Committee retained the services of independent counsel to assist in the discharge of certain duties of the Compensation Committee and also retained the services of an independent compensation consultant, Radford, an Aon Consulting Company (“Radford”) for advice regarding the compensation of SGI’s directors and executive officers. The Compensation Committee believes that having an independent evaluation of director compensation and executive officer compensation is a valuable tool for the Compensation Committee and SGI’s stockholders. Radford has not been engaged to perform any other work for SGI. The Compensation Committee utilizes its general counsel as well as the Company's outside counsel to advise the Compensation Committee as needed and has continued to engage Radford in fiscal 2013 to advise it regarding director and executive compensation programs, review and analysis of compensation data, CEO compensation and related matters.
The Compensation Committee, in consultation with Radford, reviews SGI’s compensation practices, policies and programs for all employees, including the named executive officers, to assess the risks associated with such practices, policies and programs. The risk-mitigating factors considered by the Compensation Committee, in addition to those described in the section above entitled, Role of Board in Risk Oversight, include:

•	the use of different types of compensation that provide a balance of short-term and long-term incentives with fixed and variable components;

•	SGI’s stock ownership guidelines for executive officers;

•	caps on bonus awards to limit windfalls; and

•	the named executive officers must obtain permission from SGI’s Chief Financial Officer before the sale of any shares of SGI common stock, even during an open trading period.

The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2012 are described in greater detail in the Compensation Discussion and Analysis section of this proxy statement.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
As noted above, our Compensation Committee currently consists of Mr. Boesenberg, Mr. Verdoorn and Mr. Griffiths. Mr. Verdoorn served as interim Chief Executive Officer from January 2012 to February 2012. In connection with such service, Mr. Verdoorn did not serve on the Compensation Committee between January 2012 and May 2012. No other member of our Compensation Committee served as an officer or employee of SGI during fiscal 2012. No member of our Board or our Compensation Committee served as an executive officer of another entity that had one or more of our executive officers serving as a member of that entity’s board or compensation committee.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee of the Board is responsible for identifying, reviewing and evaluating candidates to serve as directors of SGI, reviewing and evaluating incumbent directors, selecting candidates for election to the Board, serving as a point of communication between Board candidates, non-committee directors and management, making recommendations to the Board regarding the membership of the committees of the Board, reviewing and recommending criteria and policies relating to service and tenure of Board members, assessing the performance of the Board and developing a set of corporate governance principles for SGI. The Board has adopted a written Nominating and Corporate Governance Committee Charter, which can be found on our investor website at www.investors.sgi.com under Governance Documents. Three directors comprise the Nominating and Corporate Governance Committee: Mr. Griffiths (Chairman), Mr. King, and General Hagee. All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the NASDAQ listing standards).
The Nominating and Corporate Governance Committee believes that nominees for director of SGI should possess the following minimum criteria: be able to read and understand basic financial statements; be over 21 years of age; and have the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider the following additional criteria for nominees for director of SGI: the candidate’s possession of relevant expertise upon which to be able to offer advice and guidance to management; sufficient time to devote to the affairs of SGI, demonstrated excellence in his or her field; the ability to exercise sound business judgment; and the commitment to rigorously represent the long-term interests of our stockholders. The Nominating and Corporate Governance Committee evaluates candidates for director nominees in the context of the current composition of the Board, the operating requirements of SGI, and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee considers the criteria for director qualifications set by the Board, as well as diversity (including diversity of professional experience, education, skills and opinions, as well as diversity of personal background), skills, and such other factors as it deems appropriate given the current needs of the Board and SGI to maintain a balance of knowledge, experience and capability. The Nominating and Corporate Governance Committee does not have a formal policy with respect to diversity; however, the Board and Nominating and Corporate Governance Committee believe that it is essential that the Board members represent diverse viewpoints. In considering candidates for the Board, the Nominating and Corporate Governance Committee considers the entirety of each candidate’s credentials in the context of these standards. Further, in the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews such directors’ overall service to SGI during their term, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair such directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee must be independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary.
The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee meets to discuss and consider such candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, other than with respect to the search conducted to identify Mr. King and General Hagee.
The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, but the Nominating and Corporate Governance Committee did not receive any proposals from stockholders with respect to director nominees in connection with this year’s annual meeting. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether the candidate was recommended by a stockholder or not. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Silicon Graphics International Corp. at 46600 Landing Parkway, Fremont, CA 94538 in accordance with the notice requirements set forth in SGI’s Bylaws. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record owner of our stock. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.
Strategic Planning Committee
The Board eliminated the Strategic Planning Committee in May 2012 and determined that the full Board or an “ad hoc” committee may be temporarily formed to review strategic transactions on a case-by-case basis. The Strategic Planning Committee, which was comprised of Mr. Schwartz (Chairman), Mr. Verdoorn and General Hagee, was responsible for performing an initial review and consideration of potential strategic transactions and consulting with the Chief Executive Officer as necessary to provide direction regarding the terms, scope and direction of management’s activities and discussions regarding any such potential transaction. These responsibilities are currently being performed by the full Board.
The following table provides membership and meeting information for fiscal 2012 for each of the Board committees:

Type of Meeting Held	Number of Meetings
Board	15
Audit Committee (“AUD”)	11
Compensation Committee (“COM”)	20
Nominating and Corporate Governance Committee (“NOM”)	8
Strategic Planning Committee (“STRAT”)	4

Director	Board Meetings Attended	Committee Meetings Attended
Jorge L. Titinger (1)	2 of 2	N/A
Ronald D. Verdoorn (2)	14 of 15	9 of 12 COM 4 of 4 of STRAT
Charles M. Boesenberg (3)	14 of 15	9 of 9 AUD 19 of 20 COM
Gary A. Griffiths (3)	14 of 15	2 of 2 AUD 20 of 20 COM 8 of 8 NOM
Michael W. Hagee	14 of 15	8 of 8 NOM 4 of 4 STRAT
Douglas R. King	15 of 15	11 of 11 AUD 8 of 8 NOM
Hagi Schwartz	14 of 15	10 of 11 AUD 4 of 4 STRAT

_________________________

(1)    Mr. Titinger was appointed to the Board effective February 27, 2012 and does not serve on any committees.
(2)In conjunction with his service as Interim Chief Executive Officer, Mr. Verdoorn temporarily resigned as a member of the Compensation Committee. Accordingly, Mr. Verdoorn served on the Compensation Committee during fiscal 2012, except from January 1, 2012 through May 8, 2012.
(3)    In March 2012, the Board replaced Mr. Boesenberg with Mr. Griffiths on the Audit Committee.
Stockholder Communications with the Board of Directors
Our Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders wishing to communicate with the Board or an individual director may send a written communication addressed as follows: SGI Board Communication, 46600 Landing Parkway, Fremont, CA 94538. Any communication sent must state the number of shares owned by the security holder making the communication. Our corporate secretary will review each communication and forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication is in the nature of advertising, promotions of a product or service, unduly frivolous, hostile, threatening or similarly inappropriate, in which case our corporate secretary shall discard the communication.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
The Board serves as our ultimate decision-making body, except with respect to matters reserved for the decision of our stockholders. The Board has adopted Corporate Governance Guidelines to assist in the performance of its responsibilities.
The Corporate Governance Guidelines provide, among other things, and in addition to the corporate governance matters described above, as follows:

1.	The Board of Directors, which is elected annually (we do not have a staggered board), will periodically review the appropriate size of the Board.

2.
It is the policy of the Board of Directors that our Chairman of the Board and Chief Executive Officer shall be different individuals, and if our Chairman of the Board is not an independent director, that we will have an independent director serve as our Lead Independent Director.

3.
Non-management directors may serve as a board member on no more than four additional public companies, and our Chief Executive Officer can serve as a board member on no more than two additional public companies. In addition, no member of our Audit Committee can serve on the audit committee of more than two additional public companies without the prior approval of our Chairman of the Board.

4.
In uncontested elections, if a Board member receives more “withheld” votes than “for” votes, then our Nominating and Corporate Governance Committee will recommend to the Board of Directors whether to accept the resignation of such director, and the Board will accept the resignation absent compelling circumstances to the contrary. Further, the director subject to that determination will not participate in the decision as to whether to accept the resignation.

5.
Directors who retire from their employment or materially change their position must notify the Chair and the Company’s General Counsel. The Nominating and Corporate Governance Committee and the Board will then evaluate whether the individual continues to satisfy the Board’s membership criteria in light of his or her new occupational status. The director who is changing his or her job responsibility will not participate in the Nominating and Corporate Governance Committee recommendation or Board action on this evaluation. Such director is expected to ensure that other existing and planned future commitments do not materially interfere with the member’s service as a director of SGI and are consistent with SGI’s conflict-of-interest policies.

6.	Directors are expected to participate in continuing education programs as necessary in order to maintain the necessary level of expertise to perform their responsibilities as directors.

7.
The Nominating and Corporate Governance Committee, in conjunction with the Lead Independent Director, will conduct an annual self-evaluation and self-assessment of the Board, its committees and its members.

Stockholders may request a free copy of the guidelines by submitting a written request to Silicon Graphics International Corp., Attention: Corporate Secretary, 46600 Landing Parkway, Fremont, CA 94538. These guidelines can be found on our investors website at www.investors.sgi.com under Governance Documents.

Code of Business Conduct & Ethics
We have adopted the Silicon Graphics International Corp. Code of Business Conduct and Ethics that applies to all officers, directors and employees, including the principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct & Ethics can be found on our investor website at www.investors.sgi.com under Governance Documents.
Stockholders may request a free copy of the code by submitting a written request to Silicon Graphics International Corp., Attention: Corporate Secretary, 46600 Landing Parkway, Fremont, CA 94538. If we make any substantive amendments to our Code of Business Conduct and Ethics or grant any waiver from a provision of the code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.
DIRECTOR STOCK OWNERSHIP GUIDELINES
Our Corporate Governance Guidelines provide that each director who has served on the Board for at least one year is expected to own shares of SGI’s common stock with a market value at least as high as the amount of his or her annual cash base retainer.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS (1)
The primary purpose of the Audit Committee is to assist the Board in its general oversight of SGI’s financial reporting process. The Audit Committee’s function is more fully described in its charter, which can be found on our investor website at www.investors.sgi.com under Governance Documents. The Audit Committee reviews the charter on an annual basis. The Board annually reviews the NASDAQ listing standards’ definition of independence for audit committee members and has determined that each member of the Audit Committee meets that standard.
Our management has primary responsibility for preparing our financial statements, ensuring the integrity of such data and establishing the financial reporting process, including our systems of internal controls. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an audit of our consolidated financial statements, and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States. The Audit Committee’s responsibility is to oversee and review this process.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended June 29, 2012 with management of the Company, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements. The Audit Committee has discussed with the independent auditors its judgments as to the quality, not just the acceptability, of our accounting principles and such other matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent accountants the independent accountants’ independence.
Based on the foregoing, and in reliance on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2012.

Respectfully submitted,
The Audit Committee of the Board of Directors

Douglas R. King (Chairman)
Gary A. Griffiths
Hagi Schwartz

_________________________
(1)The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of SGI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Proposal 2

Ratification of Selection of Independent Auditors
The Audit Committee of the Board has selected Deloitte & Touche LLP as the Company’s independent auditors for the fiscal year ending June 28, 2013 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the annual meeting. Deloitte & Touche LLP has audited the Company’s financial statements since our inception as a Delaware corporation in December 2002, and before that it audited SGI’s predecessor entities. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither SGI’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as SGI’s independent auditors. However, the Audit Committee of the Board is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of SGI and its stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the annual meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.
Principal Accountant Fees and Services
The following table presents fees for professional audit services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, the “Deloitte Entities”) for the audit of our annual financial statements and fees billed for all other services rendered by the Deloitte Entities for the fiscal years ended June 29, 2012 (“2012”) and June 24, 2011 (“2011”).

	2012	2011
	(in thousands)
Audit Fees (a)	$2,054	$2,687
Audit-related Fees	—	—
Tax Fees (b)	101	157
All Other Fees (c)	70	79
Total Fees	$2,225	$2,924
_________________________

(a)
Consists of the audit of our annual financial statements, the audit of our internal control over financial reporting, review of financial statements included in our Form 10-Q quarterly reports, and services that are normally provided by the independent registered public accounting firm in connection with statutory audit and regulatory filings, for those fiscal years.

(b)	Consists of fees for tax consulting services not directly related to the audit billed in 2012 and 2011.

(c)	Consists of fees for accounting research tools and other miscellaneous fees for consulting services not directly related to the audit.

All fees described above were approved by the Audit Committee.

Pre-Approval Policies and Procedures.
As required by Section 10A(i)(1) of the Exchange Act, all non-audit services to be performed by SGI’s principal accountants must be approved in advance by the Audit Committee of the Board, subject to certain exceptions relating to non-audit services accounting for less than five percent of the total fees paid to its principal accountants which are subsequently ratified by the Audit Committee (the De Minimus Exception). The Audit Committee has established procedures by which the Chairperson of the Audit Committee may pre-approve such services provided the Chairperson reports the details of the services to the full Audit Committee at its next regularly scheduled meeting and the fees for such services prior to such report do not exceed $50,000 in the aggregate. None of the non-audit services described above were performed pursuant to the De Minimus Exception during fiscal 2012.
The Audit Committee has determined that the rendering of the services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant’s independence.
The Board of Directors Recommends A Vote “FOR” Proposal 2

Proposal 3
Advisory Vote on Executive Compensation
Background to the advisory vote
The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which is called the Dodd-Frank Act in this proxy statement, and Section 14A of the Exchange Act entitle SGI’s stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of the named executive officers as disclosed in this proxy statement.
SGI has a “pay-for-performance” philosophy that forms the foundation of all decisions regarding compensation of SGI’s named executive officers. This compensation philosophy, and the program structure approved by the Compensation Committee, is central to our ability to attract, retain and motivate individuals who can achieve superior financial results. We believe this approach, which has been used consistently over the years, has resulted in SGI’s ability to attract and retain the executive talent necessary to guide SGI during periods of tremendous growth and transformation as well as periods of refocusing efforts to increase stockholder value. Our executive compensation program seeks to accomplish these goals in a way that rewards performance and is aligned with our stockholders’ long-term interests by emphasizing long-term equity awards as well as achievement of various financial and operational goals.
The Compensation Discussion and Analysis, beginning on page 28 of this proxy statement, describes our executive compensation program and the decisions made by the Compensation Committee in fiscal 2012 in more detail. Highlights of the program include the following:

•
On August 15, 2011 the Compensation Committee approved a short term incentive plan (the “2012 STIP”) for fiscal 2012, from which awards were paid only upon achievement of specified Company performance goals.

•
The Compensation Committee maintained equity compensation at approximately the 50th percentile of our Peer Group (as defined in the Compensation Discussion and Analysis, below) to be consistent with our philosophy of favoring equity.

•
The Compensation Committee increased the base salaries of its then existing named executive officers (other than the then existing Chief Executive Officer) by between 0% and 11%, effective October 1, 2011 and increased the base salary of its then existing Chief Executive Officer by 35%, effective October 1, 2011, to bring his base salary to the 25th percentile of our Peer Group.

•	The Compensation Committee increased the annual bonus percentages for executive officers of up to 10%, effective for fiscal 2012, commencing June 25, 2011.

We believe the compensation program for our named executive officers is an important component of maximizing our future success by rewarding executives for company performance.
We are asking for stockholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement.
In accordance with Section 14A of the Exchange Act, SGI is asking stockholders to approve the following advisory resolution at the 2012 Annual Meeting of Stockholders:
RESOLVED, that the compensation paid to SGI’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when evaluating our executive compensation program. SGI’s stockholders will vote annually to approve, on an advisory (non-binding) basis, executive compensation. The next shareholder advisory vote will occur in 2013.
The Board of Directors Recommends A Vote “FOR” Proposal 3

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of October 1, 2012 by: (1) each director and nominee for director; (2) each of the executive officers named in the Summary Compensation Table; (3) all our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock, if any. We do not have any class of equity securities outstanding other than our common stock.

	Beneficial Ownership (1)
Name and Address of Beneficial Owner	Number of Shares	Percent of Total
5% Holders
FMR LLC (2)	4,849,709	14.6
Alliance Bernstein LP (3)	4,545,070	13.7
Wasatch Advisors, Inc. (4)	3,157,478	9.5
Prescott Group Capital Management LLC (5)	2,281,651	6.9
Sun Life Financial, Inc. (6)	2,129,116	6.4
The Vanguard Group, Inc. (7)	1,924,955	5.8
Fred Alger Management, Inc. (8)	1,698,806	5.1
BlackRock, Inc. (9)	1,651,353	5.0
Current Executive Officers
Jorge L. Titinger (10)	1,333	*
Robert J. Nikl	—	—
Anthony Carrozza (11)	143,169	*
Jennifer Pileggi (12)	17,083	*
Former Executive Officers
Mark Barrenechea (13)	1,009,088	3.0
James Wheat (14)	175,871	*
Richard Rinehart (15)	70,162	*
Directors
Charles M. Boesenberg (16)	87,580	*
Gary A. Griffiths (17)	133,038	*
Hagi Schwartz (18)	104,498	*
Ronald D. Verdoorn (19)	156,373	*
Douglas R. King (20)	78,124	*
Michael W. Hagee (21)	68,383	*
All current directors and executive officers as a group (10 persons) (22)	792,841	*
 _________________________
 *    Represents beneficial ownership of less than one percent of the outstanding shares of common stock.

(1)
This table is based upon information supplied by officers and directors and upon information gathered by SGI about principal stockholders known to us based on Schedules 13D, 13G and 13F filed with the Securities and Exchange Commission (the “SEC”) and other information we reasonably believe to be accurate. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 33,127,892 shares outstanding on October 1, 2012, adjusted as required by rules promulgated by the SEC. All shares of common stock subject to options currently exercisable or exercisable within 60 days after October 1, 2012 are deemed to be outstanding for the purpose of computing the percentage of ownership of the person holding such options, but are not deemed to be outstanding for computing the percentage of ownership of any other person.

(2)	Based on information set forth in a Schedule 13G filed with the SEC on February 14, 2012 by FMR LLC. The address of FMR LLC is 82 Devonshire Street, Boston, MA 02109.

(3)
Based on information set forth in a Schedule 13F filed with the SEC by Alliance Bernstein LP, reporting beneficial ownership as of June 30, 2012. Alliance Bernstein LP has sole voting and dispositive power with respect to the shares. The address for Alliance Bernstein L.P. is 1345 Avenue of the Americas New York, NY 10105.

(4)
Based on information set forth in a Schedule 13D/A filed with the SEC on August 29, 2012 by Wasatch Advisors, Inc., reporting beneficial ownership as of August 24, 2012. Mr. Michael Shinnick and Mr. Ralph Shive share voting and dispositive power over the shares held by Wasatch Advisors, Inc. Mr. Michael Shinnick and Mr. Ralph Shive disclaim beneficial ownership over all shares held by Wasatch Advisors, Inc., except to the extent to the extent of their pecuniary interest in such shares. The address of Wasatch Advisors, Inc. is 150 Social Hall Avenue, 4th Floor, Salt Lake City, UT 84111.

(5)
Based on information set forth in a Schedule 13F filed with the SEC by Prescott Group Capital Management LLC, reporting beneficial ownership as of June 30, 2012. Prescott Group Capital Management LLC has sole voting and dispositive power with respect to the shares. The address for Prescott Group Capital Management LLC is 1924 South Utica Avenue, Suite 1120, Tulsa, OK 74104.

(6)
Based on information set forth in a Schedule 13F filed with the SEC by Sun Life Financial Inc., reporting beneficial ownership as of June 30, 2012. Sun Life Financial Inc. has sole voting and dispositive power with respect to the shares. The address of Sun Life Financial Inc. is 150 King Street West, Toronto, Ontario, Canada, M5H 1J9.

(7)
Based on information set forth in a Schedule 13F filed with the SEC by The Vanguard Group, Inc., reporting beneficial ownership as of June 30, 2012. The Vanguard Group, Inc. has sole voting and dispositive power with respect to the shares. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd. Malvern, PA 19355.

(8)
Based on information set forth in a Schedule 13F filed with the SEC by Fred Alger Management reporting beneficial ownership as of June 30, 2012. Fred Alger Management has sole voting and dispositive power with respect to the shares. The address of Fred Alger Management is 360 Park Avenue South, New York, NY 10010.

(9)
Based on information set forth in a Schedule 13F filed with the SEC by BlackRock, Inc., reporting beneficial ownership as of June 30, 2012. BlackRock, Inc. has sole voting and dispositive power with respect to the shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.

(10)	Includes 1,333 of employee stock purchase plan shares purchased within 60 days of October 1, 2012.

(11)
Includes 111,405 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012 and 1,406 shares issuable upon the vesting of restricted stock unit awards within 60 days of October 1, 2012.

(12)
Includes 14,583 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012 and 2,500 shares issuable upon the vesting of restricted stock unit awards within 60 days of October 1, 2012.

(13)	Mr. Barrenechea ceased to be an executive officer on January 1, 2012. Includes 801,041 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012.

(14)	Mr. Wheat ceased to be an executive officer on June 29, 2012. Includes 134,166 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012.

(15)
Includes 60,937 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012 and 1,875 shares issuable upon the vesting of restricted stock unit awards within 60 days of October 1, 2012.

(16)	Includes 67,955 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012.

(17)	Includes 80,538 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012.

(18)	Includes 85,748 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012.

(19)	Includes 107,623 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012.

(20)	Includes 69,124 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012.

(21)	Includes 59,124 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012.

(22)
Includes 596,100 shares issuable upon the exercise of options exercisable within 60 days of October 1, 2012 and 3,906 shares issuable upon the vesting of restricted stock unit awards within 60 days of October 1, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 29, 2012, all Section 16(a) filing requirements applicable to its officers and directors were complied with, except the following: (i) a Form 4 filed by Mark Barrenechea on August 26, 2011 to report an option grant was filed late; and (ii) a Form 4 filed by Anthony Carrozza on June 8, 2012 to report three transactions related to vesting of restricted stock units was filed late. We did not receive any representations or reports from greater than ten percent beneficial owners.

MANAGEMENT

Information with respect to our executive officers as of October 23, 2012 is set forth below:

Jorge Titinger, 51, joined SGI in February 2012 as our President and Chief Executive Officer and as a member of our board of directors. Previously, Mr. Titinger served as President and Chief Executive Officer of Verigy Ltd. (a company in the semiconductor automated test equipment business) from January 2011 to July 2011, as President and Chief Operating Officer from July 2010 to January 2011, and as Chief Operations Officer from June 2008 to July 2010. Verigy was acquired by Advantest Corporation in July 2011, and from such time until October 2011, Mr. Titinger provided transitional services as President and Chief Executive Officer of Verigy, then a subsidiary of Advantest. Prior to Verigy, Mr. Titinger was Sr. Vice President and General Manager of Product Business Groups at Form Factor, Inc. (a company in the computer chip technology business) from November 2007 to June 2008. Mr. Titinger previously held management positions at KLA-Tencor Corporation (a company in the semiconductor equipment industry), Applied Materials, Inc. (a company involved in the business of semiconductor manufacturing) and Hewlett-Packard Company. Mr. Titinger holds a Bachelor of Science degree in electrical engineering, a Master of Science degree in electrical engineering and a Master of Science degree in engineering management, each from Stanford University.
Robert Nikl, 57, joined SGI in May 2012 as our Executive Vice President and Chief Financial Officer. Mr. Nikl served as Executive Vice President and Chief Financial Officer of Verigy Ltd. (a company in the semiconductor automated test equipment business) from June 2006 to October 2011. Verigy was acquired by Advantest Corporation in July 2011. Prior to Verigy, Mr. Nikl was Sr. Vice President and Chief Financial Officer of Asyst Technologies, Inc. (a company in the semiconductor capital equipment business) from September 2004 to June 2006. Mr. Nikl previously held financial management positions at Solectron Corporation (an electronics manufacturing company) and Xerox Corporation and began his career in public accounting at KPMG Peat Marwick. Mr. Nikl is a certified public accountant with active licenses in California and New York and holds an MBA from the University of Connecticut as well as a Bachelor of Business Administration from Pace University in New York.
Anthony Carrozza, 58, joined SGI in March 2008. In his role as Executive Vice President of Field Operations, Mr. Carrozza is responsible for SGI’s product sales for both direct and indirect customers on a worldwide basis. Mr. Carrozza brings more than 25 years of worldwide sales experience in the technology sector. Prior to joining SGI, Mr. Carrozza was with Neterion, Inc. from December 2006 to February 2008, a company that designed and manufactured 10 gigabyte Ethernet ASICs, where he was Vice President, Sales. Mr. Carrozza was with Quantum Corporation, a manufacturer of storage systems, from June 1987 to December 2006. When Mr. Carrozza left Quantum, he held the title of Senior Vice President, Worldwide Sales and was a member of the executive management team. Mr. Carrozza holds a B.A. degree in Political Science from Iona College.
Jennifer Pileggi, 48, joined SGI as Senior Vice President, General Counsel and Corporate Secretary in September 2011. Prior to joining SGI, Ms. Pileggi served as Executive Vice President, General Counsel and Corporate Secretary of Con-way Inc., a global transportation and logistics services company, from December 2004 until June 2011.  She originally joined Con-way in 1996 and previously served as Vice President and Corporate Counsel for Menlo Worldwide, LLC, Con-way’s $1.5 billion supply chain management business segment.  Ms. Pileggi earned a B.A. in Art History from Yale University and a J.D. from New York University School of Law.  Ms. Pileggi is a member of the American Bar Association and the California State Bar Association. She served on the board of directors of the California Chamber of Commerce from December 2007 to March 2011, and is a member of the General Counsel Executive Advisory Council of the Bay Area Chapter of the Association of Corporate Counsel.

EQUITY COMPENSATION PLAN INFORMATION
The following table provides information as of June 29, 2012 with respect to shares of our common stock that may be issued under our existing equity compensation plans.

Plan category	Number of securities to be issued upon exercise of options		Weighted average exercise price of outstanding options	Number of available securities remaining for future issuance
Equity compensation plans approved by stockholders (1)	3,138,660	(3)	$11.15	3,604,349	(4)
Equity compensation plans not approved by stockholders (2)	1,479,431		$9.93	106,705
Total	4,618,091		$10.79	3,711,054
 _________________________

(1)	Consists of these plans: our 2005 Plan, 2005 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) and the 2005 Employee Stock Purchase Plan (the “Purchase Plan”).

(2)
Consists of one plan: our 2006 New Recruit Equity Incentive Plan (the “2006 Plan”). See Note 15 of the Notes to Consolidated Financial Statements in our 2012 Annual Report on Form 10-K for a description of this plan.

(3)
Excludes purchase rights accruing under the Purchase Plan. Under the Purchase Plan, each eligible employee may purchase up to $25,000 worth of SGI’s common stock (determined on the basis of the fair market value per share on the date or dates such rights are granted and subject to a maximum number of shares, as determined by the Board from time to time, which is currently 1,333 shares per purchase date) at each semi-annual purchase date (February 14th and August 14th of each year) at a purchase price per share equal to eighty-five percent (85%) of the lower of (a) the closing selling price per share of common stock on the date immediately preceding the start date of offering period in which that semi-annual purchase date occurs and (b) the closing selling price per share of common stock on the semi-annual purchase date.

(4)
Includes shares available for future issuance under the 2005 Plan, the Directors’ Plan and the Purchase Plan. As of June 29, 2012, an aggregate of 2,332,427, 70,333 and 1,201,589 shares of common stock were available for issuance under the 2005 Plan, the Directors’ Plan and the Purchase Plan, respectively.

2005 Plan. Under the 2005 Plan evergreen provision, the number of shares of common stock available for issuance under the 2005 Plan automatically increases on January 1st each year, by the lesser of:

•	4% of the total number of shares of common stock outstanding on the date immediately preceding the date of increase;

•
the greatest number of shares of common stock that could be added to the 2005 Plan as of that date without causing the number of shares not already subject to outstanding stock awards under the 2005 Plan as of that date to exceed 7% of the fully diluted number of shares of common stock on the day prior to the determination, which fully diluted number includes all shares available for issuance under all of our equity compensation plans, whether or not subject to stock awards; and

•	such smaller number as may be determined by our Board prior to that date.

In accordance with the above, on January 1, 2012, the number of shares of common stock available for issuance under the 2005 Plan automatically increased by 1,295,453 shares.
On December 2, 2011, our stockholders approved an amendment to our 2005 Plan to reapprove the Internal Revenue Code Section 162(m) provisions thereof, as well as approving (a) certain additional changes to ensure compliance with Section 162(m) of the Internal Revenue Code to preserve our ability to deduct for corporate income tax purposes compensation that qualifies as performance-based compensation under Section 162(m) of the Internal Revenue Code and (b) certain additional changes relating to share counting and administration of the 2005 Plan.

On June 19, 2009, the Board approved a change in the Company’s fiscal year end from the Saturday closest to December 31st of each year to the last Friday in June of each year. Accordingly, we have calculated the number of shares granted to employees per year as a percentage of the total number of common stock outstanding (the “burn rate”) on a June-to-June basis for the past three years, as set forth in the following table:

Time Period	Options Granted	Full-Value Shares Granted	Total Granted = Options+(Adjusted Full-Value Shares)	Weighted Average Number of CSO	Burn Rate
June 2011 - June 2012 (Fiscal 2012)	1,220,500	791,650	2,407,975	31,653,000	7.61%
June 2010 - June 2011 (Fiscal 2011)	228,000	558,043	1,065,065	30,608,000	3.48%
June 2009 - June 2010 (Fiscal 2010)	1,656,500	10,000	1,671,500	30,130,000	5.55%

The three-year average burn rate (calculated from June 2009 through June 2012) is 5.55%.

Directors’ Plan. The number of shares of common stock available for issuance under the Directors’ Plan automatically increases on January 1st each year by the number of shares of common stock subject to options granted during the preceding calendar year.

ESPP. The number of shares of common stock available for issuance under the Purchase Plan automatically increases on January 1st each year by the by the lesser of:

•	1% of the total number of shares of common stock outstanding on the date immediately preceding the date of increase;

•	400,000 shares;

•
the greatest number of shares of common stock that could be added to the purchase plan as of such date without causing the number of shares that may be sold under the purchase plan as of that date to exceed 3% of the number of shares of common stock outstanding on December 31st of the preceding calendar year; and

•	such smaller number as may be determined by our Board prior to that date.
On December 2, 2011, our stockholders approved an amendment to the ESPP to increase the number of shares issuable thereunder by 800,000 shares.

EXECUTIVE COMPENSATION AND RELATED INFORMATION
COMPENSATION OF DIRECTORS
The following table shows, for the fiscal year ended June 29, 2012, certain information with respect to the compensation of all non-employee directors of SGI.
The Compensation Committee retained the independent consulting firm of Radford, a division of Aon Consulting, Inc. (“Radford”) to assist in reviewing annual retainers, fees and stock awards for Board and Board Committee members and made the changes in Fiscal 2012 Director Compensation described below.
DIRECTOR COMPENSATION FOR FISCAL 2012

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)(3)(4)	All Other Compensation ($)(5)	Total ($)
Mr. Ronald D. Verdoorn	54,615	175,350	8,699	238,664
Mr. Charles M. Boesenberg	67,062	175,350	5,109	247,521
Mr. Gary A. Griffiths	65,938	175,350	5,853	247,141
General Michael W. Hagee	53,508	175,350	—	228,858
Mr. Douglas R. King	74,000	175,350	—	249,350
Mr. Hagi Schwartz	62,016	175,350	13,557	250,923
_________________________

(1)
This column represents annual director fees, non-employee chairman fees, committee chairman fees and other committee member fees earned in fiscal 2012. Excludes fees paid in fiscal 2012 but earned in fiscal 2011. The table below provides additional detail on the cash compensation payable to our non-employee directors. Mr. Verdoorn did not receive board or committee fees during his service as our Interim Chief Executive Officer.

(2)
Represents the aggregate grant-date fair value of the performance shares for the applicable fiscal year calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards, such as by exercising stock options. Information on the valuation assumptions used in the calculation of the grant-date fair value are set forth Note 15 “Share-Based Compensation” in our Form 10-K for the year ended June 29, 2012. These options vest on the earlier of the day prior to the annual meeting following the grant date or one year following the grant date.

(3)
The following options were outstanding as of June 29, 2012: Mr. Boesenberg, 77,081; Mr. Griffiths, 89,664; General Hagee, 67,833; Mr. King, 77,833; Mr. Schwartz, 95,707; and Mr. Verdoorn, 86,332 (the options outstanding number for Mr. Verdoorn only reflects options earned for his service as a director; options earned for his service as interim President and Chief Executive Officer are discussed below under Executive Compensation).

(4)	Represents the grant date fair value for an option to purchase up to 15,000 shares of common stock on January 3, 2012.

(5)	Consists of amounts paid for our contribution to the payment of the director’s medical insurance premiums.

The breakdown of the cash compensation applicable to our non-employee directors for the fiscal year ended June 29, 2012 is as follows:

Annual Retainer for Board Members:	$45,000
Annual Retainer for Committee Positions:
Audit Committee Chairperson:	$24,000
Other Audit Committee members:	$10,000
Compensation Committee Chairperson:	$15,000
Other Compensation Committee members:	$8,000
Nominating Committee Chairperson:	$10,000
Other Nominating Committee members:	$5,000
Strategic Planning Committee Chairperson:	$10,000
Other Strategic Planning Committee members:	$5,000
Annual Retainer for Non-Employee Chairman of the Board:	$25,000

All retainer payments are paid quarterly in arrears, and are pro-rated for any partial quarters served. In addition, we also reimburse our non-employee directors for all reasonable expenses incurred in attending meetings of the Board and its committees.
Director Compensation for Fiscal 2013
On the first business day of the month following the Annual Meeting in 2012, each independent, non-major stockholder affiliated director will receive his annual stock options to purchase 15,000 shares of our common stock. These options vest on the earlier of the date of the annual meeting following the grant date or one year following the grant date.
In addition, the breakdown of the cash compensation applicable to our non-employee directors for the fiscal year 2013 is as follows:

Annual Retainer for Board Members:	$45,000
Annual Retainer for Committee Positions:
Audit Committee Chairperson:	$24,000
Other Audit Committee members:	$10,000
Compensation Committee Chairperson:	$15,000
Other Compensation Committee members:	$8,000
Nominating Committee Chairperson:	$10,000
Other Nominating Committee members:	$5,000
Annual Retainer for Non-Employee Chairman of the Board:	$25,000

All retainer payments will be paid quarterly in arrears, and will be pro-rated for any partial quarters served. In addition, we also reimburse our non-employee directors for all reasonable expenses incurred in attending meetings of the Board and its committees.

COMPENSATION DISCUSSION AND ANALYSIS
This “Compensation Discussion & Analysis” section sets forth the approach, rationale, background, and methods of our executive compensation practices for our named executive officers for our fiscal year ended June 29, 2012, who are:
Current Officers
Jorge Titinger – President and Chief Executive Officer
Robert Nikl – Chief Financial Officer
Anthony Carrozza – Executive Vice President of Field Operations
Jennifer Pileggi – Senior Vice President, General Counsel and Corporate Secretary
Former Officers
Mark Barrenechea – President and Chief Executive Officer
Ronald Verdoorn – President and Chief Executive Officer
James Wheat – Chief Financial Officer
Richard Rinehart – Senior Vice President of Services (Mr. Rinehart is currently the Senior Vice President of Services of SGI, but is no longer a current executive officer; he is included as a former named executive officer in this proxy statement in compliance with SEC rules).
The purpose of this discussion is to provide the context necessary to understand the compensation of these senior executives, which is detailed in the tables and narratives that follow.
Overview
Compensation of our executive officers is intended to attract, motivate and retain highly qualified individuals with the leadership skills necessary to achieve SGI’s annual and long-term business objectives and to create stockholder value. The Compensation Committee has the responsibility for establishing and overseeing our executive officer compensation programs pursuant to the following objectives:

•	executive officers should be fairly compensated for the value of work provided, including the achievement of specific Company goals and objectives;

•	executive officers’ total direct compensation (consisting of salary, annual cash incentive compensation and long-term equity incentive compensation) should be competitive with market practices;

•
compensation of the executive officers should align their interests with the interests of SGI’s stockholders by providing the executive officers with long-term equity incentive compensation opportunities and promoting stock ownership, and thereby discouraging behavior that leads to excessive risk taking;

•
a significant portion of the compensation of executive officers should be at risk, provided such risk does not lead to excessive risk taking by executive officers, and should vary based on SGI’s financial and operational performance as well as each executive officer’s level of responsibility and individual performance at SGI; and

•	the executive officer compensation programs should be implemented in an objective and non-discriminatory manner.
To achieve these objectives, the Compensation Committee implements and maintains compensation plans that tie a portion of each executive’s overall compensation to individual and Company performance. The Compensation Committee strives to create an executive compensation program that is competitive with the executive compensation paid by comparable public technology companies.

Executive Compensation Practices

The table below highlights our current compensation practices, including the practices we have implemented because we believe they drive performance and the practices we have not implemented because we do not believe they would serve the long-term interests of our stockholders.

Executive Compensation Practices We Have Implemented	Executive Compensation Practices We Have Not Implemented

We review market data relative to our peer group of companies and general industry when making executive compensation decisions.	We do not believe any of our compensation programs create risks that are reasonably likely to pose a material adverse impact to the Company.
We seek to mitigate undue risk by utilizing caps on potential payments, reasonable retention provisions, performance targets, and appropriate Board and management processes to identify and manage risk.
We do not provide golden parachute excise tax gross-ups, and we do not have a supplemental executive retirement plan that provides extra benefits to the named executive officers.
We have conservative post-employment and change in control provisions that apply to all executive officers.	We do not provide significant additional benefits to executive officers that differ from those provided to all other employees.
We generally provide for accelerated vesting after a change in control only if an employee is also terminated within a stated period of time following the change in control (known as a “double trigger”).
We do not pay dividend equivalents on unvested restricted stock units.
Our Compensation Committee benefits from the use of an outside, independent compensation consulting firm that it retains.	The Compensation Committee does not allow its compensation consulting firm to provide any other services to the Company.
Executive Summary
In fiscal 2011, the technical computing industry grew significantly and we grew our business and increased stockholder value by delivering superior technical solutions, implementing a number of austerity measures, and improving operating margins. Accordingly, when compensation decisions for fiscal 2012 were made, the Compensation Committee performed a comprehensive executive compensation review for fiscal 2012, including an analysis of base salary, annual cash incentive compensation and equity compensation. In performing this review, the Compensation Committee carefully considered data provided by the independent consulting firm of Radford. Radford was charged with conducting a competitive analysis of our executive compensation and evaluating the competitiveness of our compensation practices against a peer group, as further discussed below under “Consultants and Market Positioning Philosophy.” Radford compared the component of executive compensation for each of our executive officers against the median peer group results, and made recommendations to the Compensation Committee based on these results. The Compensation Committee considers the 50th percentile to be fair compensation consistent with other companies with which we compete for executive talent. As a result of this independent analysis, the Compensation Committee took the following actions in August 2011:

•
the Compensation Committee approved a short term incentive plan (the “2012 STIP”) for fiscal 2012. Upon achievement of certain performance factors at various levels, we would pay cash bonuses to our executive officers for each of the first, second, third and fourth quarters of fiscal 2012, as described below under “Annual Bonus and Cash Incentive Compensation.” In addition, we would pay a “true-up” payment to these executive officers so that the actual quarterly payments would not be less than the payments each would have received had bonuses been determined and paid on an annual basis rather than a quarterly basis;

•
the Compensation Committee approved annual time-based option grants for our then existing executive officers, as well as a time-based option grant and a performance-based option grant to our then existing Chief Executive Officer, all to be granted on August 23, 2011. These grants were based on long-term value, aimed to achieve equity compensation at the 50th percentile and are further described below under “Long Term Equity Incentive Compensation”; and

•
the Compensation Committee increased the base salaries of our executive officers (other than the then existing Chief Executive Officer) by between 0% and 11% to bring their base salaries to the 50th percentile of our Peer Group, effective October 1, 2011, and also increased the base salary of the then existing Chief Executive Officer, Mark Barrenechea, by 35% to bring his base salary to the 25th percentile of our Peer Group, effective October 1, 2011.

In fiscal 2012, we have gone through a challenging period during which we have operated in a very competitive business environment, experienced volatility in our stock price and underwent operational challenges that resulted in decreases in gross margin, while experiencing high turnover in our senior management. Our executive transitions and accompanying changes in our long-term strategic plan impacted the decisions that were made regarding the specific components of our executive compensation programs, the objectives against which our performance was measured, and the amounts and types of nonrecurring compensation such as sign-on awards and termination payments that were paid to our executives.

In fiscal 2012, the Board took steps to create stability in our executive team and establish a closer relationship between executive pay and Company performance. In January 2012, our former President and Chief Executive Officer, Mark Barrenechea resigned. Mr. Barrenechea did not receive any severance payments upon his resignation, but the period during which he may exercise his vested options has been extended to June 30, 2013. Upon Mr. Barrenechea’s resignation, the Chairman of the Board, Ronald Verdoorn, temporarily served as our President and Chief Executive Officer until February 2012, when we hired Jorge Titinger as our President and Chief Executive Officer. While serving as interim President and Chief Executive Officer, Mr. Verdoorn earned $158,981, which corresponded to a base salary at an annualized rate of $475,000, and was provided with the opportunity to participate in our 2012 STIP and a monthly grant of fully vested options to purchase up to 2,500 shares of common stock (which options have an exercise price equal to the closing stock price for our common stock on the date of grant). Upon being appointed our President and Chief Executive Officer, after the conclusion of an arm's length negotiation process with the Compensation Committee, Mr. Titinger was hired with the right to receive a base salary of $500,000, a target performance bonus of $166,667, an option to purchase 325,000 shares of our common stock and was awarded the right to receive up to 340,000 restricted stock units. All components of Mr. Titinger’s compensation are payable pursuant to the employment agreement that the Compensation Committee approved. Mr. Titinger’s initial compensation was heavily weighted in favor of equity-based components to ensure a strong alignment between realized pay and changes in stockholder value under his leadership. The size and components of Mr. Titinger’s initial compensation package reflect the importance of providing him with an equity stake in the business consistent with his substantial responsibilities. Additionally, the equity-based components were one-time awards upon his hire and Mr. Titinger did not receive additional equity awards when annual equity awards were granted to executive officers in August 2012. Finally, for fiscal 2013, Mr. Titinger will participate in our Performance Results Bonus Plan with all other executive officers in an effort to better align his overall compensation with Company performance.
We continue to revise our compensation practices to further strengthen the alignment between pay and performance. Looking ahead to fiscal 2013 and beyond, the Board has taken action to emphasize long-term, performance-based compensation that aligns our executives’ pay with the interests of our stockholders. For example, for fiscal 2013, we moved to awarding a mix of 50% time-based and 50% performance-based equity awards.

“Say on Pay” Advisory Vote on Executive Compensation

We held our first annual advisory vote on executive compensation, commonly known as “Say-on-Pay,” last year at our 2011 Annual Meeting of Stockholders, and expect to hold these votes on an annual basis in the future, including at the 2012 Annual meeting of Stockholders. While these votes are not binding, we believe that it is important for our stockholders to have an opportunity to express their views regarding our executive compensation programs and philosophy as disclosed in our proxy statement on an annual basis. The Compensation Committee values our stockholders’ opinions and the Board and the Compensation Committee will consider the outcome of the vote when making future compensation decisions for our named executive officers. In addition to an annual advisory vote on executive compensation, we are committed to ongoing engagement with our stockholders on executive compensation matters generally.

Approximately 98% of the votes cast on the advisory vote on executive compensation voted in favor of our executive compensation as disclosed in our 2011 Proxy Statement. The Board and the Compensation Committee considered this favorable outcome and believed it conveyed our stockholders’ support of our existing executive compensation philosophy and programs. As a result, the Compensation Committee has not made any material changes in the structure of our executive compensation programs or pay-for-performance philosophy.
Determining Executive Compensation
The Compensation Committee determines all aspects of the compensation for our executive officers.
Consultants and Market Positioning Philosophy
As discussed above under “Compensation Committee,” Radford served as the Compensation Committee’s outside compensation adviser for fiscal 2012. Our outside compensation adviser provided the following services:

•	assisting in the selection of our peer group companies and applicable benchmarks;

•	providing compensation survey data (including equity compensation data) to benchmark executive compensation;

•	recommending how to best structure short-term and long-term incentives to provide competitive compensation and align the interests of senior management, the Company and its stockholders;
•helping the Compensation Committee interpret compensation data;
•reviewing our management’s compensation recommendations;

•	consulting with us regarding the total compensation packages of newly hired executive officers; and

•	advising on the reasonableness and effectiveness of our executive officer compensation levels and programs.
To support its objective of providing an executive compensation program that is sufficiently competitive to attract and retain key executives, the Compensation Committee evaluated executive compensation information from specific groups of comparable companies.
Use of Comparative Compensation Data
As described in the “Executive Summary” section above, the Compensation Committee’s executive compensation review for fiscal 2012 included an analysis of base salary, annual cash incentive compensation and equity compensation.
In determining our executive compensation for fiscal 2012, the Compensation Committee utilized the findings provided in a Compensation Assessment Report prepared by Radford, which evaluated our compensation practices and assisted the Compensation Committee in developing and implementing our executive compensation program. Radford identified a group of peer companies to assess the competitiveness of our executive officers’ compensation as compared to executives with similar titles and responsibilities at companies with which SGI competes for talent to be used in connection with compensation decisions for fiscal 2012. This group of companies is referred to in this proxy statement as the “Peer Group.” The Peer Group includes companies of similar size and industry focus and scope as SGI. Radford developed this list through research of security analyst reports and a selection of companies in specific industry segments based on specific financial and non-financial criteria.
For fiscal 2012, Radford considered a combination of the following criteria to identify the companies to be included in the Peer Group: (i) SGI’s last fiscal year Peer Group; (ii) peers identified by the Company; and (iii) peers identified through the Hoovers.com website. Radford further refined its method for determining the Peer Group by focusing on companies that represented a cross-section of public companies in the server, network software, semiconductor and telecommunications sectors with comparable attributes to the Company, in four areas: (a) annual revenue performance; (b) market capitalization; (c) net income/operating income; and (d) headcount. The Compensation Committee believed that use of this methodology produced the appropriate Peer Group for comparison. Radford reviewed and informed the Compensation Committee of the compensation practices of the companies in this group, so that the Compensation Committee could understand the compensation landscape in the technology market when determining the total compensation of SGI’s executive officers based on the scope of job responsibilities or the breadth of the organizations managed by executives holding the same or similar titles. Radford also reviewed the Peer Group set forth in our last-filed proxy statement to determine whether any modifications were warranted for fiscal 2012 and determined that certain modifications were necessary for fiscal 2012.
With this focus and for these reasons, on the advice of Radford the Compensation Committee adopted the following Peer Group for fiscal 2012:

Cray, Inc.	QLogic Corp.
Cypress Semiconductor	Quantum Corporation
Dot Hill Systems	RadiSys
Electronics for Imaging, Inc.	Semtech Corporation
Emulex Corp.	Smart Modular Techologies
Intersil Corporation	Sonus Networks, Inc.
Microsemi Corporation	Synpatics Incorporated
Netgear	Tekelec
Omnivision Technologies, Inc.	Viasat, Inc.
PMC-Sierra Inc.

Radford meets with members of senior management to learn about our business operations and strategies, key performance metrics and target goals, and the labor and capital markets in which we compete. Radford factored this information into its compensation recommendations to the Compensation Committee.
The Compensation Committee consulted with Radford to determine the allocation between annual base salary, annual target bonus and equity incentive awards for our executive officers. Rather than relying on a fixed policy for the allocation of compensation elements, however, the Compensation Committee made its decisions based on data derived from comparable compensation vehicles utilized by Peer Group companies. The Compensation Committee further considered the amount of total compensation and sought to strike a balance among all forms of compensation.
In fiscal 2012, SGI targeted the 50th percentile, defined as the middle point of relevant Peer Group market data discussed herein, for each element of compensation, including base salary, target annual incentive opportunity, target total cash compensation level, target total long-term incentive and target total direct compensation level. The Compensation Committee determined this is an appropriate target market position to enable SGI to attract and retain the level of executive talent it believes will improve operational performance and stockholder value.
In fiscal 2012, SGI hired two new executive officers, Jorge Titinger and Robert Nikl, to serve as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer, respectively. The Compensation Committee consulted with Radford when negotiating the total compensation packages for these executives to ensure that such compensation packages consist of an appropriate mix of base salary, annual target bonus and equity incentive awards, and that such total compensation packages are comparable to the total compensation packages of Chief Executive Officers and Chief Financial Officers in SGI’s Peer Group.
The Compensation Committee also periodically reviews the competitiveness of the executive officers’ severance, change-in-control stipulations, and the broad-based employee benefit plans in which the executive officers participate.
Role of our Chief Executive Officer and Management in Compensation Determinations
The Compensation Committee consults with management regarding both executive and non-executive employee compensation plans and programs, including administering our equity incentive plans. SGI’s CEO typically makes assessments and recommendations to the Compensation Committee on whether there should be adjustments to the annual base salary, annual cash incentive compensation and long-term equity incentive compensation of executive officers based upon an evaluation of: individual performance; recruiting and hiring trends and key employment statistics; strategic importance of the position; scarcity in the market of the individual’s skills and talents; and expected future contributions. The Compensation Committee reviews such assessments and recommendations; however, the Compensation Committee’s decisions are made by the Compensation Committee in its sole discretion in consultation with the CEO as necessary, but outside of the presence of any impacted executive officers. Accordingly, in addition to the information regarding compensation paid to executives with similar titles and responsibilities at the companies in the Peer Group, the Compensation Committee also takes into account each of the following individual factors (which are provided to the Compensation Committee by our CEO, with the support of management representatives from finance, legal and human resources) when determining the compensation for our executive officers:

•	individual performance;

•	performance of the Company’s business;

•	succession planning considerations/retention risks;

•	recommendations on the design and structure of cash incentive and long-term equity incentive compensation;

•	information on recruiting and hiring trends and key employment statistics;

•	recommendations from our compensation consultant and management on the amount and form of compensation to be paid to all executive officers, including the CEO;

•	strategic importance of the position;

•	scarcity in the market of the individual’s skills and talents;

•	expected future contributions;

•	historical compensation; and

•	other information as requested by the Compensation Committee.

Our CEO, Senior Vice President and General Counsel, and Senior Vice President, Human Resources generally attend the Compensation Committee meetings. However, at each meeting in which executive compensation is on the agenda, the Compensation Committee holds an executive session without management (including the CEO) present. In addition, our CEO is not present during the deliberation of, and voting on, his compensation. Also, from time to time the Compensation Committee meets independently, without SGI management present, with its independent legal counsel and/or compensation consultants.

Compensation Components
The Compensation Committee divides compensation for the executive officers into the following components:

Component	Purpose	Characteristics
Base Salary	Compensate for level of responsibility, experience, and sustained individual performance.	Fixed cash component based on role, experience, performance and market data.
Annual Variable Cash Incentive Compensation	Compensate for achieving pre-established annual financial, operational, and strategic performance objectives.	A targeted award designed to tie directly to our business plan and provide competitive total cash opportunities that are subject to achievement of specific performance objectives.
Long-Term Equity Incentive Compensation	Compensate for multi-year performance that enhances stockholder value.	Equity-based compensation designed to support multiple objectives.

In addition, we provide our executive officers with typical employee benefits, such as health insurance and 401(k) matching, on the same terms as other employees. We also provide severance and change in control benefits to all of our named executive officers, but the Compensation Committee does not consider these benefits when making its determinations about other elements of our executive compensation program.
Consistent with the principles of SGI’s executive officer compensation outlined above, an executive officer’s total direct compensation is based upon SGI’s performance as well as the performance of the individual executive officer. SGI does not have a pre-established policy for allocating between fixed and variable compensation or among the different types of variable compensation. However, the allocation is influenced by the Compensation Committee’s assessment of the compensation practices of the companies in the Peer Group and SGI’s short-term and long-term strategic objectives. The Compensation Committee aims to provide total direct compensation at levels sufficient to attract and retain qualified executives. Variable compensation generally consists of annual cash incentive compensation and long-term equity incentives, and represents a significant portion of the total direct compensation opportunity for each executive officer. The Compensation Committee believes that the executive officers’ consistent and sustained performance can have a direct and significant impact on long-term stockholder value and that awarding long-term equity incentives aligns our executive officers’ interests with those of our stockholders.
Base Salary
The Compensation Committee establishes base salaries for our executives based on market compensation paid by companies in the Peer Group for similar positions and based on the following factors: the scope of responsibilities, experience, past performance and objectives for the year. Generally, the Compensation Committee believes that executive base salaries targeted at the 50th percentile of salaries for executives in similar positions and with similar responsibilities at companies in the Peer Group are sufficient to attract and retain qualified executives. In fiscal 2012, the Compensation Committee decided to increase (i) the base salaries of its then existing named executive officers (other than the then existing Chief Executive Officer) by between 0% and 11% to bring their base salaries to the 50th percentile of our Peer Group and (ii) the base salary of the Company’s then existing Chief Executive Officer, Mark Barrenechea, by 35% to bring his base salary to the 25th percentile of our Peer Group. The base salaries for Messrs. Titinger and Nikl were established via their respective arm's-length negotiation process with the Compensation Committee in connection with their appointment as President and Chief Executive Officer and Chief Financial Officer, respectively. Changes to the executive officers’ base salaries, if any, are typically made annually, following the commencement of the Company’s fiscal year. Any such changes are intended to realign salaries with market levels after taking into account individual responsibilities, performance, experience and objectives for the year.

Annual Variable Cash Incentive Compensation - Commission
For Messrs. Carrozza and Rinehart, our Executive Vice President of Field Operations and Senior Vice President of Services, respectively, variable cash compensation consisted of sales and service commissions, respectively. As discussed above under “Role of Board in Risk Oversight” and “Compensation Committee,” the Board and the Compensation Committee believe that SGI’s compensation policies and practices, including our Fiscal 2012 Commission Plan, described below, do not create inappropriate or unintended significant risk to the Company as a whole.
In fiscal 2012, Mr. Carrozza also participated in the Company’s Fiscal 2012 Sales and Service Compensation Plan (the “2012 Commission Plan”), pursuant to which he earned $312,981 in sales commissions, as set forth in the Summary Compensation Table. The 2012 Commission Plan is a Company-wide plan aligned to the Company’s operating plan, in which all sales and service employees participate, and which allows for the plan administrators to use discretion to increase or decrease a participant’s quota based on underachievement or overachievement against their personal sales plan. Mr. Carrozza’s sales commissions comprised all of Mr. Carrozza’s variable cash compensation for fiscal 2012; he did not participate in the 2012 STIP, described below. Pursuant to the 2012 Commission Plan, Mr. Carrozza was eligible to receive up to $260,000 plus additional amounts for channel sales orders and professional service consulting orders and a rate multiplier of 3 times for bookings and 5 times for margin for exceeding 100% of his quota.
Similarly, in fiscal 2012, Mr. Rinehart also participated in the 2012 Commission Plan, pursuant to which he earned $130,220 in service commissions, as set forth in the Summary Compensation Table. Mr. Rinehart’s service commissions comprised all of Mr. Rinehart’s variable cash compensation for fiscal 2012; he did not participate in the 2012 STIP. Pursuant to the 2012 Commission Plan, Mr. Rinehart was eligible to receive up to $135,000 plus a rate multiplier of 1.75 times for exceeding 100% of his quota.
In an effort to better align their overall compensation with Company performance, Messrs. Carrozza and Rinehart will be paid under the programs and plans for non-sales employees, like all of our other officers, for fiscal 2013.

Annual Variable Cash Incentive Compensation - Bonus
The Compensation Committee believes that a meaningful portion of the annual cash compensation for each executive officer should be in the form of variable incentive bonuses, which motivate our executive officers towards achievement of annual financial targets set by the Compensation Committee. Our policy is to target annual bonuses at the 50th percentile of the companies in the Peer Group. For Mr. Titinger during fiscal 2012, achievement of certain specified organizational milestones determined his annual bonus. For fiscal 2013, the metrics used to determine attainment of Mr. Titinger’s personal performance targets will be identical to those of the other executive officers and employees participating in corporate bonus plans, thereby maintaining a commonality of business interests across the Company.
Fiscal 2012 Short Term Incentive Plan
In August 2011, the Compensation Committee established the 2012 STIP for fiscal 2012 as our performance-based incentive plan and determined the target bonus amounts for our executive officers. The 2012 STIP provides incentives that are aligned with targeted Company performance without increasing risk to the Company. The Compensation Committee selected Company-level financial targets in order to focus executive attention on attaining financial objectives for our business and to foster teamwork among the members of management. The 2012 STIP provided that bonuses are payable quarterly based upon quarterly achievement of two key indicators of our performance: GAAP revenue and gross margin performance targets, as set by the Compensation Committee. The Compensation Committee considered achievement of these performance criteria to most accurately reflect SGI’s current year financial performance and these performance criteria were consistent with SGI’s fiscal 2012 business plan. These two performance criteria serve to encourage attention to near-term future revenue and weighting them equally encourages management to focus on current year financial goals. In addition, using these two criteria consistently permits us to measure the Company’s performance on a year-over-year basis, as well as compare the Company’s performance against the performance of companies with which we compete.
Under the 2012 STIP, for a bonus to be earned and payable for a given quarter, the Company’s quarterly GAAP revenue and gross margin must each be within a range of respective percentages that includes a threshold requirement of 90% with a payout of 50% and a maximum target of 110% with a maximum payout cap of 150%. Achievement of the performance criteria results in a payout percentage determined in accordance with the 2012 STIP matrix. Failure to meet the threshold requirement would result in no quarterly bonus amount being paid. Further, at the end of fiscal 2012, the Compensation Committee compared the aggregate percentage of all quarterly bonus amounts paid during fiscal 2012, with the actual GAAP revenue and gross margin attained for fiscal 2012, and determined whether a “true-up” payment was necessary. A “true-up” payment would be made only if the actual quarterly payments were less than the payments that would have been made had the payments been paid on an annual basis rather than a quarterly basis.
An executive may be entitled to a portion of the target bonus or an amount in excess of the target bonus (capped at 150% of the target bonus), in the following scenarios:

•	In the event of full attainment of both the GAAP revenue and gross margin performance targets, the respective 100% full percentage of the quarterly bonus target will be earned;

•	In the event of 90% attainment at both performance targets, 50% of the quarterly bonus target will be earned;

•
In the event of under-attainment of one or both of the performance targets, a range of 0% to 88% of the quarterly bonus target will be earned, depending on the specific levels of actual GAAP revenue and gross margin performance; under-attainment below 90% will result in a 0% payout;

•
In the event of no under-attainment of either performance target and over-attainment of one or both performance targets, a range of 106% to 150% of the quarterly bonus target will be earned, depending on the specific levels of actual GAAP revenue and gross margin performance.

The Compensation Committee determined the GAAP revenue and gross margin performance criteria were achieved at the following levels for each quarter of fiscal 2012:

		ACTUAL TARGETS AND RESULTS ($s are in millions)			COMPANY PAYOUT DETERMINATION
		2012 STIP Target[1]	Company Performance	Attainment Result	2012 STIP Rules	Compensation Committee Discretion	Percentage of Target Paid
Q1	REVENUE	$193.3	$178.9	93%	106%	None	106%
	GROSS MARGIN	26%	29.4%	113%
Q2	REVENUE	$200.5	$195.2	97%	63%	None	63%
	GROSS MARGIN	29.4%	26.7%	91%
Q3	REVENUE	$198	$199.4	101%	—%	None	—%
	GROSS MARGIN	30.2%	25.8%	85%
Q4	REVENUE	$183.2	$179.5	98%	—%	None	—%
	GROSS MARGIN	30.3%	20.9%	69%

__________________________
1Indicates the actual 2012 STIP quarterly metric target applied, as determined by the Compensation Committee prospectively in accordance with the Company’s annual operating plan, and subject to Compensation Committee Discretion.

At the end of fiscal 2012, the Compensation Committee determined that the performance criteria were achieved at the following levels on an annual (as opposed to quarterly) basis:

ACTUAL TARGETS AND RESULTS ($s are in millions)			COMPANY PAYOUT DETERMINATION

2012 STIP Target	Company Performance	Attainment Result	2012 STIP Rules	Compensation Committee Discretion	Percentage of Target Paid

Annual True-Up	REVENUE	$775	$753	97%	—%	None	—%
	GROSS MARGIN	29%	25.7%	89%

The following are the target quarterly bonuses and actual quarterly bonuses paid in fiscal 2012, as well as the annual “true-up” bonus paid in fiscal 2012:

Name	Quarterly Target Bonus	Q1 Bonus Payment	Q2 Bonus Payment	Q3 Bonus Payment	Q4 Bonus Payment	Annual True-up
Jorge Titinger	$—	$—	$—	$—	$—	$—
Robert Nikl	$56,875	$—	$—	$—	$—	$—
Jennifer Pileggi	$37,500	$—	$23,625	$—	$—	$—
Mark Barrenechea	$118,750	$125,875	$74,813	$—	$—	$—
Ronald Verdoorn	$118,750	$—	$—	$—	$—	$—
James Wheat	$50,000	$53,000	$31,500	$—	$—	$—

In August 2012, the Compensation Committee established the 2013 Performance Results Bonus Plan (the “2013 PRB”) for fiscal 2013 as our performance-based incentive plan and determined the target bonus amounts for our executive officers. The

2013 PRB is identical in all respects to the 2012 STIP, except that the target bonuses will be based on revenue and non-GAAP gross margin and, for a bonus to be earned and payable for a given quarter, the Company’s non-GAAP gross margin must be within a range of respective percentages that includes a threshold requirement of 75% with a payout of 50% and a maximum target of 125% with a maximum payout cap of 150%. The Compensation Committee made these design changes to the 2013 PRB to reflect how companies in our Peer Group structure their short-term incentive plans, as companies in our Peer Group typically have plans with threshold requirements of 75% and maximum targets of 125%. The Compensation Committee selected revenue and non-GAAP gross margin as the relevant financial targets because the Compensation Committee considers these performance criteria to be consistent with SGI’s fiscal 2013 business plan. These two performance criteria serve to encourage attention to near-term future revenue and weighting them equally encourages management to focus on current year financial goals. In addition, using these two criteria consistently permits us to measure the Company’s performance on a year-over-year basis, as well as compare the Company’s performance against the performance of companies with which we compete.
Long-Term Equity Incentive Compensation
The goal of our long-term, equity-based incentive awards is to provide each executive officer with an incentive to manage the Company from the perspective of an owner with an equity stake in the business. The Compensation Committee further believes that long-term performance is achieved through an ownership culture that encourages long-term performance by our executive officers through the use of stock-based awards. In addition, the Compensation Committee believes that having a meaningful equity ownership in the Company assists us in retaining our key employees. In fiscal 2012, the Compensation Committee, upon the recommendation of Radford, determined that stock options should be granted to executive officers.
The aggregate number of stock options granted to our named executive officers was based on long term value, an estimated target value of the equity awards at the 50th percentile of our Peer Group, individual performance and retention considerations. Additionally, our former Chief Executive Officer, Mark Barrenechea, was awarded a performance-based option to incentivize the achievement of Company goals. As is consistent with past practice, our current Chief Executive Officer, Jorge Titinger, received time-based option and time-based restricted stock unit awards upon commencement of his employment with us in February 2012. Although it has historically been rare for SGI to award performance-based equity awards, and the grant of performance-based awards has also historically been rare in our industry, we intend to award a mix of time-based restricted stock units and performance-based restricted stock units going forward. We believe that a move to a mix of time-based and performance-based awards will further incentivize the achievement of corporate goals and will also become more prevalent in our industry. The Compensation Committee believes that annual equity awards generally create strong incentives to drive future stockholder return, and determines annual equity awards for each executive with reference to our peer group benchmark. We target total equity-based compensation at the 50th percentile of the companies in the Peer Group for equity compensation for each executive. In addition to peer company benchmarking, the Compensation Committee also considers the following factors:
•each executive’s position within SGI;

•	the level it considers appropriate to create a meaningful opportunity for reward based on increasing stockholder value;
•the fiscal period’s budget for necessary compensation expense;
•the executive’s performance;
•each executive’s potential for future responsibility and promotion;
•competitive compensation targets for the executive’s position and level of contribution; and

•	the CEO’s assessments and recommendations as to the long-term equity compensation for all of the executive officers.

The fiscal 2012 annual grant of time-based options vest as to 1/48th of the shares every month from the date of grant, subject to the executive’s continued service with us. These equity awards granted to our named executive officers are described in the table entitled “Grants of Plan-Based Awards.” The size and terms of the equity awards granted to our executive officers were determined by the Compensation Committee and based upon independent information provided by Radford. The data relied upon by the Compensation Committee included analysis of the then-current, and trending of, equity vehicles and quantitative awards utilized by the Peer Group, as well as the high-technology industry as a whole. As a result, the Committee awarded options that targeted the 50th percentile overall and individually and designed awards to reflect the terms of awards used by companies in our Peer Group.
The Compensation Committee and senior management monitor SGI’s equity award policy to ensure that such policy complies with governing regulations and are consistent with good corporate practice. Annual grants to the executive officers are generally made at the Compensation Committee meeting held in the beginning of each fiscal year, after results for the preceding fiscal year become publicly available, enabling the Compensation Committee to consider both the prior year’s performance and expectations for the succeeding year in making grant decisions. However, the Compensation Committee may make grants at any time of the year it deems appropriate. Currently, the Company does not have any holding period requirements for equity grants made to executive officers.
Deferred Compensation
Other than participation in the Company’s broad-based tax-qualified 401(k) plan, we do not offer or maintain non-qualified defined benefit plans or other deferred compensation plans for the benefit of our executive officers or any other employees.
Other Employee Benefit Plans
The named executive officers are eligible for the same benefits available to SGI employees generally. These include participation in a tax-qualified 401(k) plan (including the receipt of up to $2,500 per year per person as part of our 401(k) matching program), employee stock purchase plan, and group life, health, dental, vision and disability insurance plans. SGI also periodically benchmarks its broad-based employee benefit plans based upon a review of the benefits survey conducted by Radford. SGI aims to provide benefits to its employees that are consistent with market practice.

Severance and Change of Control Arrangements
The Compensation Committee periodically reviews typical industry practices concerning severance and change in control agreements and SGI’s severance and change in control agreements. SGI has entered into agreements with Messrs. Titinger, Nikl, Carrozza and Rinehart and Ms. Pileggi that provide for benefits upon termination of employment under certain circumstances, including in connection with a change in control of SGI. These benefits include continued salary, which may be paid over time or in a lump sum, continued health insurance coverage and accelerated vesting of equity awards. SGI provides these benefits as a means of remaining competitive, retaining executive officers, focusing executive officers on stockholder interests when considering strategic alternatives and providing income protection in the event of involuntary loss of employment. Most of these benefits were determined through arms-length negotiations at the time each executive was hired by SGI, and are therefore different for each executive. We have also entered into severance and change in control agreements with certain executive officers while they were employed by SGI. We entered into these agreements to create parity among our executive officers, and any such agreements have terms similar to those of agreements entered into with executive officers at the time such executive officers were hired. The Compensation Committee agreed to the specific provisions based on the position of the executive officer, the level of severance and change in control benefits held by other executive officers, and its negotiating power in the negotiations. The Compensation Committee maintains a standardized executive employment agreement containing consistent and equitable provisions regarding severance, change of control payments and other terms of employment, together with appropriate provisions designed to protect and benefit SGI in the event of an executive officer’s termination.
A summary of the material terms of these Employment Agreements, together with a quantification of the benefits available under the agreements, may be found in the section of the proxy statement entitled “Executive Compensation—Potential Payments Upon Termination or Change of Control.”

Stock Ownership Guidelines
Our Corporate Governance Guidelines provide that each director who has served on the Board for at least one year is expected to own shares of SGI’s common stock with a market value at least as high as the amount of his or her annual cash base retainer and each executive officer who has been employed with the Company for at least one year should own a minimum of 5,000 shares of common stock of the Company.

Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986
Section 162(m) of the Code limits deductions for certain executive compensation in excess of $1,000,000 in any fiscal year. Certain types of compensation are deductible only if performance criteria are specified in detail and payments are contingent on stockholder approval of the compensation arrangement. SGI attempts to structure its compensation arrangements to achieve deductibility under Section 162(m) of the Code, unless the benefit of such deductibility is outweighed by the need for flexibility or the attainment of other corporate objectives. The Compensation Committee will continue to monitor issues concerning the deductibility of executive compensation and will take appropriate action if and when it is warranted. Since corporate objectives may not always be consistent with the requirements for full deductibility, the Compensation Committee is prepared, if it deems appropriate, to enter into compensation arrangements under which payments may not be deductible under Section 162(m) of the Code. Thus, deductibility will not be the sole factor used by the Compensation Committee in ascertaining appropriate levels or modes of compensation.
The unvested and unpaid restricted stock units granted in fiscal 2012 may not be deductible when vested and paid in the future under Section 162(m) of the Code because they may not be deemed to be “performance-based compensation” under Section 162(m) of the Code.
Any cash amounts paid to certain executive officers in fiscal 2012 in excess of $1,000,000 will not be deductible under Section 162(m) of the Code.

Compensation Committee Report (1)
The Compensation Committee of the Board of Silicon Graphics International Corp. has reviewed and discussed with management the information contained in the Compensation Discussion and Analysis section (“CD&A”) contained in this proxy statement. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this proxy statement and incorporated into the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2012.

COMPENSATION COMMITTEE:

Charles M. Boesenberg (Chairman)
Gary A. Griffiths
Ronald D. Verdoorn

________________________

(1)
The material in this report is not “soliciting material,” is furnished to, but not deemed “filed” with, the Commission and is not deemed to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, other than the Company’s Annual Report on Form 10-K, where it shall be deemed to be “furnished,” whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION
SUMMARY OF EXECUTIVE COMPENSATION
The following table shows the compensation awarded or paid to, or earned by, each person serving as our Chief Executive Officer during fiscal 2012, each person serving as our Chief Financial Officer during fiscal 2012, our two other most highly compensated executive officers serving in such capacity at June 29, 2012 and one other former executive officer who was not serving as an executive officer at June 29, 2012 but would have been included as one of the three other most highly compensated executive officers. We refer to these employees collectively as our “named executive officers.”
2012 Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Current Officers
Jorge Titinger President and Chief Executive Officer (2)	2012	173,077	3,325,200	3,178,500	163,333		2,345	(3)	6,842,455
	2011	—	—	—	—		—		—
	2010	—	—	—	—		—		—

Robert Nikl Chief Financial Officer (4)	2012	45,769	369,600	700,000	—		566	(5)	1,115,935
	2011	—	—	—	—		—		—
	2010	—	—	—	—		—		—

Anthony Carrozza Executive Vice President of Field Operations	2012	299,038	—	661,050	312,891	(6)	7,038	(7)	1,280,017
	2011	275,000	104,400	—	265,306	(8)	2,984	(9)	647,690
	2010	259,135	—	78,148	182,295	(10)	770	(11)	520,348

Jennifer Pileggi Senior Vice President, General Counsel and Corporate Secretary (12)	2012	236,538	54,700	547,000	23,625		2,963	(13)	864,826
	2011	—	—	—	—		—		—
	2010	—	—	—	—		—		—
Former Officers
Mark Barrenechea President and Chief Executive Officer (14)	2012	262,308	—	1,983,150	200,688		424	(15)	2,446,569
	2011	350,000	515,040	—	508,500		726	(16)	1,374,266
	2010	329,808	—	376,834	240,625		770	(17)	948,037

Ronald Verdoorn President and Chief Executive Officer (18)	2012	158,981	—	219,850	—		242	(19)	379,073
	2011	—	—	—	—		—		—
	2010	—	—	—	—		—		—

James Wheat Chief Financial Officer (20)	2012	324,975	—	661,050	84,500		2,606	(21)	1,073,131
	2011	270,000	201,840	—	197,750		726	(16)	670,316
	2010	254,423	—	99,464	74,250		770	(17)	428,907

Richard Rinehart Senior Vice President of Services (22)	2012	291,539	—	661,050	130,220	(23)	6,847	(24)	1,089,656
	2011	275,000	—	—	128,363	(25)	3,237	(26)	406,600
	2010	—	—	—	—		—		—
________________________

(1)
Represents the aggregate grant-date fair value of the awards for the applicable fiscal year calculated in accordance with FASB ASC Topic 718. These amounts do not reflect whether the recipient has actually realized or will realize a financial benefit from the awards, such as by exercising stock options. Information on the valuation assumptions used in the calculation of the grant-date fair value are set forth in Note 15 “Share-Based Compensation” in our Form 10-K for the year ended June 29, 2012.

(2)
Mr. Titinger was appointed President and Chief Executive Officer on February 27, 2012 and thus did not receive any compensation for fiscal years 2010 and 2011. Further, Mr. Titinger’s aggregate stock awards and option awards value of $6,503,700 reflects the full value that Mr. Titinger may realize with respect to the option and restricted stock unit awards he was granted upon commencement of his service with SGI. Although this amount reflects the full value of what Mr. Titinger may realize upon exercise of his options and vesting of the restricted stock units, none of his options or restricted stock units have vested as of the date of this proxy statement and the exercise price of his options ($9.78) is currently higher than the trading price of SGI’s common stock, which was $7.60 as of October 22, 2012. Mr. Titinger has therefore not realized any of the $6,503,700 during fiscal 2012, although he may realize some or all of this value at a future date. See also the table immediately following these footnotes entitled “Total Actual CEO Compensation vs. Summary Compensation Table Totals.”

(3)	Consists of $2,163 contributed to match the officer’s contributions to a 401(k) plan and $182 paid for life insurance premiums.

(4)	Mr. Nikl was appointed Executive Vice President and Chief Financial Officer on May 15, 2012 and thus did not receive any compensation for fiscal years 2010 and 2011.

(5)	Consists of $505 contributed to match the officer’s contributions to a 401(k) plan and $61 paid for life insurance premiums.

(6)	Consists of sales commissions earned during 2011 equal to $312,891.

(7)	Consists of $4,107 contributed to match the officer’s contributions to a 401(k) plan, $726 paid for life insurance premiums, $1,494 gross-up discretionary bonus and $711 taxable fringe.

(8)	Consists of sales commissions earned during 2011 equal to $265,306.

(9)	Consists of $1,579 gross-up discretionary bonus, $679 taxable fringe and $726 paid for life insurance premiums.

(10)	Consists of sales commissions earned during 2010 equal to $182,295.

(11)	Consists of $770 paid for life insurance premiums.

(12)	Ms. Pileggi was appointed Senior Vice President, General Counsel and Corporate Secretary in September 2011 and thus did not receive any compensation for fiscal years 2010 and 2011.

(13)	Consists of $2,418 contributed to match the officer’s contributions to a 401(k) plan and $545 paid for life insurance premiums.

(14)	Mr. Barrenechea resigned effective January 1, 2012.

(15)	Consists of $424 paid for life insurance premiums.

(16)	Consists of $726 paid for life insurance premiums.

(17)	Consists of $770 paid for life insurance premiums.

(18)
Mr. Verdoorn served as interim President and Chief Executive Officer from January 1, 2012 through February 27, 2012. The compensation information presented in this Summary Compensation Table only reflects compensation he received for his service as interim President and Chief Executive Officer; compensation he received for his service as a director is reflected above under “Director Compensation for Fiscal 2012.”

(19)	Consists of $242 paid for life insurance premiums.

(20)	Mr. Wheat resigned effective May 14, 2012 and remained with the Company until June 29, 2012 to assist with the transition to the new Chief Financial Officer.

(21)	Consists of $1,880 contributed to match the officer’s contributions to a 401(k) plan and $726 paid for life insurance premiums.

(22)	Mr. Rinehart was not a named executive officer prior to fiscal 2011; therefore, compensation information for years prior to fiscal 2011 is not required.

(23)	Consists of sales commissions earned during 2012 equal to $130,220.

(24)	Consists of $3,277 contributed to match the officer’s contributions to a 401(k) plan, $1,542 gross-up discretionary bonus, $1,302 taxable fringe and $726 paid for life insurance premiums.

(25)	Consists of sales commissions earned during 2011 equal to $128,363.

(26)	Consists of $1,560 gross-up discretionary bonus, $951 taxable fringe and $726 paid for life insurance premiums.

Total Actual CEO Compensation vs. Summary Compensation Table Totals

	Actual Compensation	Summary Compensation Table Compensation
Salary (1)	$173,077	$173,077
Stock Awards	—	$3,325,200
Option Awards	—	$3,178,500
Non-Equity Incentive Plan Compensation	$163,333	$163,333
All Other Compensation	$2,345	$2,345
Total	$338,755	$6,842,455

__________________________
(1) Reflects mid-year hire.
GRANTS OF PLAN-BASED AWARDS
The following table shows, for the fiscal year ended June 29, 2012, certain information regarding grants of plan-based awards to the named executive officers:

Grants of Plan-Based Awards in Fiscal 2012

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(4)	All Other Option Awards: Number of Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
Name	Grant Date	Thresh- old ($)(1)	Target ($)(2)	Maximum ($)(3)
Mr. Titinger	3/1/12	0 (7)	166,667	166,667	340,000	325,000 (8)	9.78	6,503,700
Mr. Nikl	6/1/12	14,375	28,750	43,125	66,000	125,000 (8)	5.6	1,069,600
Mr. Carrozza	8/23/11	—	—	—	—	45,000	14.69	661,050
Ms. Pileggi	10/3/11	56,250	112,500	168,750	5,000	50,000	10.94	601,700
Mr. Barrenechea	8/23/11	118,750	237,500	356,250	—	90,000 (9)	14.69	1,322,100
	8/23/11					45,000 (10)	14.69	661,050
Mr. Verdoorn	2/1/12	77,644	155,288	232,932	—	2,500	14.01	35,025
	3/1/12					2,500	9.78	24,450
	4/2/12					2,500	9.53	23,825
	5/1/12					2,500	9.82	24,550
	6/1/12					20,000	5.6	112,000
Mr. Wheat	8/23/11	75,000	150,000	225,000	—	45,000	14.69	661,050
Mr. Rinehart	8/23/11	—	—	—	—	45,000	14.69	661,050
_________________________

(1)
Except with respect to Mr. Titinger, whose estimated future payouts under non-equity incentive plan awards is discussed in footnote 7 below, “Threshold” represents the minimum payout for each named executive officer for the year ended June 29, 2012 under our 2012 STIP. The actual cash bonus award earned for the year ended June 29, 2012 for each named executive officer is set forth in the 2012 Summary Compensation Table above. As such, the amounts set forth in this table do not represent additional compensation earned by the named executive officers for the year ended June 29, 2012. For a description of our annual cash bonus award program, see “Compensation Discussion and Analysis.”

(2)
Except with respect to Mr. Titinger, whose estimated future payouts under non-equity incentive plan awards is discussed in footnote 7 below, “Target” represents the amount earned in the event of achievement within both performance target ranges whereby 100% of the quarterly bonus target would be earned.

(3)
Except with respect to Mr. Titinger, whose estimated future payouts under non-equity incentive plan awards is discussed in footnote 7 below, “Maximum” represents the maximum payout under the program in the event of full achievement of both the GAAP revenue and gross margin performance targets whereby 150% target bonus will be earned.

(4)	Restricted stock units were granted pursuant to the 2005 Equity Incentive Plan. Vesting is as described below in the Outstanding Equity Awards at Fiscal Year-End Table.

(5)	Vesting of the options is as described below in the Outstanding Equity Awards at Fiscal Year-End Table.

(6)
Options were granted pursuant to the 2005 Equity Incentive Plan, except with respect to Jorge Titinger and Robert Nikl. Represents the grant date fair value of such award as determined in accordance with FASB ASC Topic 718.

(7)
Mr. Titinger could have received an amount anywhere between $0 (if no organizational milestones were achieved) and $166,667 (if all organizational milestones were achieved). Mr. Titinger’s target for achievement of organizational milestones was $166,667.

(8)	Options were granted pursuant to the 2006 New Recruit Equity Incentive Plan.

(9)	Only 7,500 of the 90,000 options were vested at the time of Mr. Barrenechea’s resignation from the Company. Accordingly, 82,500 of the 90,000 options have been cancelled.

(10)	None of these options were vested at the time of Mr. Barrenechea’s resignation from the Company. Accordingly, these options have been cancelled.

See “Compensation Discussion and Analysis” above for a discussion of our annual bonus structure and other elements of compensation.
Employment and Severance Agreements
SGI has entered into employment agreements with each of the named executive officers, as further described below. These agreements provide for initial annual base salary and bonus, as may be subsequently amended through action by SGI’s Compensation Committee.
Current Officers
Jorge Titinger. SGI entered into an employment agreement with Mr. Titinger on February 21, 2012. Under the terms of the employment agreement, Mr. Titinger received an initial annual base salary of $500,000. Mr. Titinger was eligible to earn a performance bonus of up to $166,667 if he met targets established by our Board in fiscal year 2012. Beginning with the Company’s fiscal year 2013, Mr. Titinger will be eligible to receive a quarterly target bonus of $125,000 based upon the Company’s performance with respect to applicable performance targets as determined by the Compensation Committee of the Board. Pursuant to the employment agreement, Mr. Titinger received an option to purchase 325,000 shares of SGI’s common stock and restricted stock unit awards for 325,000 and 15,000 shares of SGI’s common stock, respectively. For a description of the termination and change of control provisions of Mr. Titinger’s employment, see “Potential Payments Upon Termination or Change of Control.”
Robert Nikl. SGI entered into an employment agreement with Mr. Nikl on April 30, 2012. Under the terms of the employment agreement, Mr. Nikl received an initial annual base salary of $350,000. Mr. Nikl is eligible to earn a quarterly performance bonus of up to $56,875 if he meets targets established by our Board. Pursuant to the employment agreement, Mr. Nikl received an option to purchase up to 125,000 shares of SGI’s common stock and restricted stock unit awards for 60,000 and 6,000 shares of SGI’s common stock, respectively. For a description of the termination and change of control provisions of Mr. Nikl’s employment, see “Potential Payments Upon Termination or Change of Control.”
Anthony Carrozza. SGI entered into an employment agreement with Mr. Carrozza on January 24, 2008, which was amended on December 23, 2008. Under the terms of the employment agreement, as amended, Mr. Carrozza received an initial annual base salary of $275,000. Mr. Carrozza was also eligible to earn a quarterly performance bonus of up to $31,250 if he met targets established by our Board. As discussed above under “Base Salary,” Mr. Carrozza was subsequently put on a sales commission plan where he is eligible to earn an annual incentive of $250,000 if he meets quota targets established by the Board, though Mr. Carrozza will be participating in the 2013 PRB as opposed to the sales commission plan for fiscal 2013. Pursuant to the employment agreement, Mr. Carrozza received an option to purchase up to 100,000 shares of SGI’s common stock and a restricted stock unit award for 30,000 shares of SGI’s common stock. For a description of the termination and change of control provisions of Mr. Carrozza’s employment agreement, see “Potential Payments Upon Termination or Change of Control.”
Jennifer Pileggi. SGI entered into an employment agreement with Ms. Pileggi on September 19, 2011. Under the terms of the employment agreement, Ms. Pileggi received an initial annual base salary of $300,000. Ms. Pileggi is also eligible to earn a quarterly performance bonus of up to $37,500 if she meets targets established by our Board. Pursuant to the employment agreement, Ms. Pileggi received an option to purchase up to 50,000 shares of SGI’s common stock and a restricted stock unit award of 5,000 shares of SGI’s common stock. For a description of the termination and change of control provisions of Ms. Pileggi’s employment, see “Potential Payments Upon Termination or Change of Control.”
Former Officers
Mark Barrenechea. Mr. Barrenechea’s employment with SGI terminated effective January 1, 2012. Upon termination of his employment, the time period within which Mr. Barrenechea may exercise his vested equity awards was extended to June 30, 2013.
Ron Verdoorn. Mr. Verdoorn served as interim President and Chief Executive Officer from January 1, 2012 through February 27, 2012. The employment arrangement for Mr. Verdoorn’s service consisted of: (i) a base salary payable in accordance with the Company’s normal payroll practices at an annualized rate of $475,000; (ii) the opportunity to participate in the Company’s 2012 STIP, with a target payout equal to 100% of his base salary, payable quarterly upon achievement of stated performance metrics; and (iii) a monthly grant of fully vested options to purchase up to 2,500 shares of common stock, with such options to have an exercise price equal to the closing stock price for the Company’s common stock on the NASDAQ Global Select Market on the date of grant. Additionally, Mr. Verdoorn was entitled to customary employee benefits based on the Company’s benefits programs, including health insurance and life insurance. Under the terms of Mr. Verdoorn’s employment arrangement, Mr. Verdoorn served as interim Chief Executive Officer until a successor was appointed by the Board, after which time Mr. Verdoorn provided transition support for a period of two months. Mr. Verdoorn was entitled to the aforementioned compensation through the end of this transition period.
James Wheat. Mr. Wheat’s employment with SGI terminated on June 29, 2012. Pursuant to his separation agreement, Mr. Wheat received (a) a cash severance payment in the amount of $300,000, payable in 26 equal installments over a period of 12 months; and (b) reimbursement of his COBRA premiums for a maximum of 12 months after his last day of employment. Mr. Wheat has also received an extension of the time period within which he may exercise his vested equity awards; he may exercise his vested equity awards for 12 months from the effective date of his termination.
Richard Rinehart. SGI entered into an employment agreement with Mr. Rinehart on April 1, 2010. Under the terms of the employment agreement, Mr. Rinehart received an initial annual base salary of $275,000. Mr. Rinehart is on a sales commission plan where he is eligible to earn an annual incentive of $125,000 if he meets quota targets established by the Board, though Mr. Rinehart will be participating in the 2013 PRB as opposed to the sales commission plan for fiscal 2013. Pursuant to the employment agreement, Mr. Rinehart received an option to purchase up to 75,000 shares of SGI’s common stock and a restricted stock unit award for 10,000 shares of SGI’s common stock.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table shows certain information regarding outstanding equity awards at fiscal year-end for the named executive officers.
OUTSTANDING EQUITY AWARDS AT JUNE 29, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Mr. Titinger	—	325,000	(1)	9.78	3/1/22	325,000	(2)	2,086,500
						15,000	(3)	96,300
Mr. Nikl	—	125,000	(1)	5.60	6/1/22	60,000	(4)	385,200
						6,000	(5)	38,520
Mr. Carrozza	9,375	35,625	(6)	14.69	8/23/21	8,438	(7)	54,172
	75,000	—	(8)	9.44	4/1/18
	19,479	8,021	(9)	5.34	8/11/19
Ms. Pileggi	—	50,000	(1)	10.94	10/3/21	5,000	(2)	32,100
Mr. Barrenechea	7,500	—	(6)	14.69	8/23/21
	16,875	—	(10)	5.34	8/11/19
	46,666	—	(6)	5.34	8/11/19
	700,000	—	(6)	13.23	6/11/17
	11,333	—	(6)	35.94	11/17/16
	18,667	—	(6)	35.94	11/17/16
Mr. Verdoorn	11,333	—	(6)	10.88	3/16/15

	2,833	—	(11)	37.91	5/31/16
	2,833	—	(12)	11.83	5/23/17
	2,833	—	(13)	13.47	5/29/18
	236	2,597	(13)	5.07	5/29/19
	7,083	2,917	(6)	5.34	8/11/19
	3,541	6,459	(6)	9.02	1/3/21
	—	15,000	(14)	11.69	1/3/22
	2,500	—	(15)	14.01	2/1/22
	2,500	—	(15)	9.78	3/1/22
	2,500	—	(15)	9.53	4/2/22
	2,500	—	(15)	9.82	5/1/22
	—	20,000	(16)	5.60	6/1/22
	28,667	—	(6)	16.85	11/2/15
Mr. Wheat	9,375	—	(6)	14.69	8/23/21
	24,791	—	(6)	5.34	8/11/19
	100,000	—	(17)	11.40	5/1/18
Mr. Rinehart	9,375	35,625	(6)	14.69	8/23/21	5,000	(2)	32,100
	39,062	35,938	(18)	7.73	6/1/20
_________________________

(1)
The stock option vests as to 1/4th of the shares of common stock subject to the stock option on the first anniversary of the grant date and then with respect to the remaining shares, the stock option vests in equal monthly installments for the next three years thereafter.

(2)
Represents restricted stock units, which vest as to 1/4th of the shares of common stock subject to the restricted stock units on the first anniversary of the date of grant and then with respect to the remaining shares, the restricted stock units vest in equal quarterly installments for the next three years thereafter.

(3)	Represents restricted stock units, which vest in full on February 27, 2013.

(4)
Represents restricted stock units, which vest as to 1/4th of the shares of common stock subject to the restricted stock units on May 15, 2013 and then with respect to the remaining shares, the restricted stock units vest in equal quarterly installments for the next three years thereafter.

(5)	Represents restricted stock units, which vest in full on May 15, 2013.

(6)	The shares vest and become exercisable in a series of forty-eight (48) successive equal monthly installments measured from the grant date.

(7)	Represents restricted stock units, which vest as to 1/16th of the shares of common stock subject to the restricted stock units every three months beginning on December 3, 2010.

(8)
The stock option vests as to 1/4th of the shares of common stock subject to the stock option on the first anniversary of the commencement date of February 25, 2008 and the remainder of the shares subject to the option vest in a series of twelve (12) successive equal quarterly installments over the next 36 months.

(9)	The stock option vests as to 1/48th of the shares of common stock subject to the stock option each month beginning August 11, 2009.

(10)
A maximum of ten thousand (10,000) shares shall vest per annum upon each of the next four (4) bonus payment dates, as follows: The percentage (up to a maximum of one hundred percent (100%)) of each of the next four (4) annual performance bonuses earned by Mr. Barrenechea in accordance with the non-equity incentive plan shall be multiplied by ten thousand (10,000) to determine the number of shares vesting for each respective annual period.

(11)	The shares shall vest as to 1/12 per month commencing May 31, 2009.

(12)	The shares shall vest as to 1/12 per month commencing May 23, 2010.

(13)	Twelve (12) successive equal monthly installments during the optionholder's continuous service over the twelve (12)-month period measured from the third anniversary of the grant date.

(14)	The shares fully vest and become exercisable on the earlier of the next annual meeting of the stockholders or one year from date of grant.

(15)	The option is fully vested on the date of grant.

(16)	100% of the shares subject to the stock option vest and become exercisable on December 7, 2012.

(17)
The stock option vests as to 1/4th of the shares of common stock subject to the stock option on the first anniversary of the commencement date of April 21, 2008 and the remainder of the shares subject to the option vest in a series of twelve (12) successive equal quarterly installments over the next 36 months.

(18)
The stock option vests as to 1/4th of the shares of common stock subject to the stock option on the first anniversary of the commencement date and the remainder of the shares subject to the option vest in a series of thirty-six (36) successive equal monthly installments over the next 3 years.

OPTION EXERCISES AND STOCK VESTED
The following table shows certain information regarding option exercises and stock vested during the last fiscal year with respect to the named executive officers:
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2012

	Stock Awards:
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting (1)
	(#)	($)
Mr. Titinger	—	—
Mr. Nikl	—	—
Mr. Carrozza	1,875	27,563
	938	13,732
	1,875	25,163
	937	13,455
	1,875	17,925
	938	8,798
	937	5,247
Ms. Pileggi	—	—
Mr. Barrenechea	9,375	132,750
	4,625	67,710
	9,375	137,438
	4,625	66,415
Mr. Verdoorn	782	11,073
	391	5,537
Mr. Wheat	1,250	17,700
	1,813	26,542
	1,250	18,313
	1,812	26,020
	1,250	12,875
	1,813	17,006
	1,250	7,575
	1,812	10,147
Mr. Rinehart	625	8,850
	625	9,156
	625	9,019
	625	5,850
_________________________

(1)	Represents the aggregate market value of the common stock on the vesting date.

Post-Employment Compensation
None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.
Nonqualified Deferred Compensation
None of our named executive officers participate in or have account balances in non-qualified defined benefit plans or other deferred compensation plans maintained by us.

Potential Payments Upon Termination or Change of Control
We have entered into employment agreements with our current named executive officers, as described below, which require us to make payments if we terminate their employment without cause, or if they terminate their employment for good reason, either before or after a change in control of SGI. These arrangements are discussed below. The compensation to which our named executive officers are entitled varies depending on the nature of termination.
Unless otherwise indicated in the descriptions below, in each of these employment agreements:
“cause” is defined as one or more of the following events: (i) the indictment or conviction for a felony or other crime, or any misdemeanor involving moral turpitude; (ii) the commission of any other act or omission involving fraud or intentional deceit with respect to SGI or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission involving dishonesty that causes material injury to SGI or any of its affiliates or any of their directors, stockholders, partners or members; (iv) gross negligence with respect to SGI or any of its subsidiaries; (v) willful misconduct with respect to SGI or any of its subsidiaries; (vi) any other material breach of the named executive officer’s offer letter agreement or any other agreement referred to in the offer letter (including the non-disclosure agreement); provided, however, that it shall only be deemed cause pursuant to clause (vi) if the named executive officer is given written notice describing the basis of cause and, if the event is reasonably susceptible of cure, the named executive officer fails to cure within thirty (30) days.
“good reason” is defined as one or more of the following conditions that occur without the named executive officer’s written consent; (i) the assignment to the named executive officer, or the removal from the named executive officer, of any duties or responsibilities that results in the material diminution of the named executive officer’s authority, duties or responsibilities in the named executive officer’s current position, including a change in control that results in the named executive officer no longer serving in his or her current position or any similar position; (ii) a material reduction by SGI of the named executive officer’s base salary (provided, that, for each of Mr. Titinger, Mr. Nikl and Ms. Pileggi, this provision is qualified to exclude reductions in base salary that apply broadly to all employees of SGI); (iii) SGI’s material breach of its obligations to the named executive officer under the offer letter agreement; (iv) the named executive officer’s office relocation to a location more than fifty miles from the then present location; or (v) a failure or refusal of a successor to SGI to assume SGI’s obligations under the offer letter agreement; provided, however, that it shall only be deemed good reason pursuant to the foregoing definition if (x) SGI is given written notice from the named executive officer within ninety (90) days following the first occurrence of a condition that the named executive officer considers to constitute good reason and fails to remedy such condition within thirty (30) days following such written notice and (y) the named executive officer resigns from employment within ninety (90) days following the end of the period within which SGI was entitled to remedy the condition constituting good reason but failed to do so.
“change in control” means the occurrence of either of the following events: (i) There is consummated (A) a merger, consolidation or similar transaction involving (directly or indirectly) SGI or (B) a tender offer or exchange offer addressed to the stockholders of SGI and, in either event, immediately after the consummation of such merger, consolidation or similar transaction or such tender or exchange offer, the stockholders of SGI immediately prior thereto do not own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their ownership of the outstanding voting securities of SGI immediately prior to such transaction; or (ii) There is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of SGI and its subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of SGI and its subsidiaries to an entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are owned by stockholders of SGI in substantially the same proportions as their ownership of the outstanding voting securities of SGI immediately prior to such sale, lease, license or other disposition. The term change in control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of SGI.
Termination of Employment Without a Change of Control
Jorge L. Titinger
We entered into an offer letter agreement with Mr. Titinger dated February 21, 2012. In the event that SGI terminates Mr. Titinger’s employment without cause or if Mr. Titinger terminates his employment for good reason, Mr. Titinger is entitled to receive severance payments equal to twelve months of his base salary, the full amount of his annual performance bonus, the prorated amount of his annual performance bonus at target for the year in which the termination occurred and twelve months of continued medical benefits for him and for his covered dependents. These payments will be paid in twenty-six equal installments over a period of twelve months as part of SGI’s normal payroll schedule. Mr. Titinger’s entitlement to continued medical benefits will cease if Mr. Titinger becomes eligible for group health insurance coverage through a new employer. Mr. Titinger’s entitlement to these severance payments is conditioned upon Mr. Titinger executing and allowing to become effective a release of all claims in the form satisfactory to us. Mr. Titinger’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to SGI following termination.
Additionally, the vesting of all of Mr. Titinger’s unvested stock options and restricted stock will accelerate and be fully vested in such amount equal to the number of shares that would vest over an additional twenty-four month period if he had continued to be an employee of SGI for an additional twenty-four month period.
Per Mr. Titinger’s offer letter agreement, cause is defined as one or more of the following events: (i) the conviction for a felony or plea of no contest, or any misdemeanor involving moral turpitude; (ii) the commission of any other act or omission involving fraud or intentional deceit with respect to SGI or any of its affiliates or any of their directors, stockholders, partners or members; (iii) any act or omission involving dishonesty that causes material injury to SGI or any of its affiliates or any of their directors, stockholders, partners or members; (iv) gross negligence with respect to SGI or any of its subsidiaries that causes material harm to them; (v) willful misconduct with respect to SGI or any of its subsidiaries that causes material harm to them; (vi) any other material breach of the named executive officer’s contractual, statutory or common law obligations to SGI that causes material harm to it; provided, however, that it shall only be deemed cause pursuant to clause (vi) if the named executive officer is given written notice describing the basis of cause and, if the event is reasonably susceptible of cure, the named executive officer fails to cure within thirty (30) days.
Robert Nikl
We entered into an offer letter agreement with Mr. Nikl dated Apirl 30, 2012. In the event that SGI terminates Mr. Nikl’s employment without cause or if Mr. Nikl terminates his employment for good reason, Mr. Nikl is entitled to receive severance payments equal to twelve months of his base salary, the full amount of his annual performance bonus, the prorated amount of his annual performance bonus at target for the year in which the termination occurred and twelve months of continued medical benefits for him and for his covered dependents. These payments will be paid in twenty-six equal installments over a period of twelve months as part of SGI’s normal payroll schedule. Mr. Nikl’s entitlement to continued medical benefits will cease if Mr. Nikl becomes eligible for group health insurance coverage through a new employer. Mr. Nikl’s entitlement to these severance payments is conditioned upon Mr. Nikl executing and allowing to become effective a release of all claims in the form satisfactory to us. Mr. Nikl’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to SGI following termination.
Additionally, the vesting of all of Mr. Titinger’s unvested stock options and restricted stock will accelerate and be fully vested in such amount equal to the number of shares that would vest over an additional twenty-four month period if he had continued to be an employee of SGI for an additional twenty-four month period.
Anthony Carrozza
We entered into an offer letter agreement with Mr. Carrozza dated July 24, 2008, which was amended on December 23, 2008. In the event that SGI terminates Mr. Carrozza’s employment without cause or if Mr. Carrozza terminates his employment for good reason, Mr. Carrozza is entitled to receive severance payments equal to six months of his base salary and six months of continued medical benefits for him and for his covered dependents. These payments will be paid in thirteen equal installments over a period of six months as part of SGI’s normal payroll schedule. Mr. Carrozza’s entitlement to continued medical benefits will cease if Mr. Carrozza becomes eligible for group health insurance coverage through a new employer. Mr. Carrozza’s entitlement to these severance payments is conditioned upon Mr. Carrozza executing and allowing to become effective a release of all claims in the form satisfactory to us. Mr. Carrozza’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to SGI following termination.
Jennifer Pileggi
We entered into an offer letter agreement with Ms. Pileggi dated September 12, 2011. In the event that SGI terminates Ms. Pileggi’s employment without cause or if Ms. Pileggi terminates her employment for good reason, Ms. Pileggi is entitled to receive severance payments equal to six months of her base salary and six months of continued medical benefits for her and for her covered dependents. These payments will be paid in thirteen equal installments over a period of six months as part of SGI’s normal payroll schedule. Ms. Pileggi’s entitlement to continued medical benefits will cease if Ms. Pileggi becomes eligible for group health insurance coverage through a new employer. Ms. Pileggi’s entitlement to these severance payments is conditioned upon Ms. Pileggi executing and allowing to become effective a release of all claims in the form satisfactory to us. Ms. Pileggi’s entitlement to these severance payments will cease if she materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation she may owe to SGI following termination.
Termination of Employment Upon Change of Control
Under all the agreements described below, if the payments would subject the named executive officer to an excise tax pursuant to Section 280G of the Internal Revenue Code, the payments will be reduced to an amount equal to the greatest dollar amount that would not subject the named executive officer to the imposition of the excise tax.

Jorge L. Titinger
Pursuant to Mr. Titinger’s offer letter, if within twelve months following of a change in control Mr. Titinger’s employment is terminated without cause or if Mr. Titinger resigns for good reason and if Mr. Titinger signs and allows to become effective a release of all claims, then the vesting of all of Mr. Titinger’s unvested stock options and restricted stock will accelerate and be fully vested as of the closing of a change of control. In addition, he will continue to be eligible for the severance payments set forth above. Mr. Titinger’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to SGI following termination.
Robert Nikl
Pursuant to Mr. Nikl’s offer letter, if within twelve months following of a change in control Mr. Nikl’s employment is terminated without cause or if Mr. Nikl resigns for good reason and if Mr. Nikl signs and allows to become effective a release of all claims, then the vesting of all of Mr. Nikl’s unvested stock options and restricted stock will accelerate and be fully vested as of the closing of a change of control. In addition, he will receive, in lieu of his other severance benefits, severance payments equal to the sum of (i) twelve months of his base salary, (ii) the full amount of his annual performance bonus and (iii) the prorated amount of his annual performance bonus at target for the year in which the termination occurred; such severance payments will be paid in one lump sum. Mr. Nikl’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to SGI following termination.
Anthony Carrozza
Pursuant to Mr. Carrozza’s offer letter, as amended, if within twelve months following a change in control Mr. Carrozza’s employment is terminated without cause or if Mr. Carrozza resigns for good reason and if Mr. Carrozza signs and allows to become effective a release of all claims, then Mr. Carrozza will be entitled to receive (in lieu of his other severance benefits) severance payments equal to twelve months of his base salary and twelve months of continued medical benefits for himself and for his covered dependents, all paid in twenty-six equal installments over a period of twelve months through SGI’s normal payroll. Mr. Carrozza’s entitlement to continued medical coverage will cease if he becomes eligible for group health insurance through a new employer. In addition, the vesting of all unvested options to purchase SGI’s common stock, any restricted stock or any other stock awards granted to Mr. Carrozza will accelerate by twenty-four months. Mr. Carrozza’s entitlement to these severance payments will cease if he materially breaches the obligations in his non-disclosure agreement, the release of claims or any other obligation he may owe to SGI following termination.
Jennifer Pileggi
Pursuant to Ms. Pileggi’s offer letter if within twelve months following a change in control Ms. Pileggi’s employment is terminated without cause or if Ms. Pileggi resigns for good reason and if Ms. Pileggi signs and allows to become effective a release of all claims, then Ms. Pileggi will be entitled to receive (in lieu of her other severance benefits) severance payments equal to twelve months of her base salary and twelve months of continued medical benefits for herself and for her covered dependents, all paid in twenty-six equal installments over a period of twelve months through SGI’s normal payroll. Ms. Pileggi’s entitlement to continued medical coverage will cease if she becomes eligible for group health insurance through a new employer. In addition, the vesting of all unvested options to purchase SGI’s common stock, any restricted stock or any other stock awards granted to Ms. Pileggi will accelerate by twenty-four months. Ms. Pileggi’s entitlement to these severance payments will cease if she materially breaches the obligations in her non-disclosure agreement, the release of claims or any other obligation she may owe to SGI following termination.

Summary of Benefits
The following tables describe the potential payments and benefits upon employment termination or change in control for our current named executive officers, as if their employment had terminated as of June 29, 2012 and as if a change in control had occurred on June 29, 2012, as applicable, based on the assumptions that each person signed an appropriate release and did not breach his or her obligations under their respective agreements. The value of vesting acceleration is based on the closing price of SGI common stock on June 29, 2012 ($6.42) and, with respect to stock options, that price minus the exercise price of these option shares.

Jorge Titinger

Compensation and Benefits	Termination without Cause or Resignation for Good Reason		Change in Control and Termination without Cause or Resignation for Good Reason
Base Salary	$500,000		$500,000
COBRA Premium	$23,183		$23,183
Bonus	$666,667	(1)	$666,667	(1)
Acceleration of Vesting	$1,269,953	(2)	$2,182,800	(3)
_________________________
(1) Equal to the full amount of Mr. Titinger’s annual performance bonus target plus the prorated amount of his annual performance bonus at target for the period from February 21, 2012 through June 29, 2012.
(2) Reflects acceleration of the vesting of the unvested 197,812 shares of restricted common stock of SGI and options to purchase 189,853 shares of common stock of SGI.
(3) Reflects acceleration of the vesting of the unvested 340,000 shares of restricted common stock of SGI and options to purchase 325,000 shares of common stock of SGI.

Robert Nikl

Compensation and Benefits	Termination without Cause or Resignation for Good Reason		Change in Control and Termination without Cause or Resignation for Good Reason
Base Salary	$350,000		$350,000
COBRA Premium	$16,033		$16,033
Bonus	$256,250	(1)	$256,250	(1)
Acceleration of Vesting	$284,505	(2)	$526,220	(3)
 _________________________
(1) Equal to the full amount of Mr. Nikl’s annual performance bonus target plus the prorated amount of his annual performance bonus at target for the period from April 30, 2012 through June 29, 2012.
(2) Reflects acceleration of the vesting of the unvested 36,000 shares of restricted common stock of SGI and options to purchase 65,104 shares of common stock of SGI.
(3) Reflects acceleration of the vesting of the unvested 66,000 shares of restricted common stock of SGI and options to purchase 125,000 shares of common stock of SGI.

Anthony Carrozza

Compensation and Benefits	Termination without Cause or Resignation for Good Reason	Change in Control and Termination without Cause or Resignation for Good Reason
Base Salary	$150,000	$300,000
COBRA Premium	$12,195	$24,389
Acceleration of Vesting	___	$48,150	(1)
  _________________________

(1)	Reflects acceleration of the vesting of the unvested 7,500 shares of restricted common stock of SGI and options to purchase 22,500 shares of common stock of SGI.

Jennifer Pileggi

Compensation and Benefits	Termination without Cause or Resignation for Good Reason	Change in Control and Termination without Cause or Resignation for Good Reason
Base Salary	$150,000	$300,000
COBRA Premium	$3,849	$7,698
Acceleration of Vesting		$22,066	(1)
  _________________________
(1) Reflects acceleration of the vesting of the unvested 3,437 shares of restricted common stock of SGI and options to purchase 34,375shares of common stock of SGI.

Certain Relationships and Related Transactions
The following is a description of transactions in fiscal 2012 to which we have been a party, in which the amount involved in the transaction exceeds $120,000, and in which any of our directors, former or current executive officers or, to our knowledge, holders of more than 5% of our capital stock had or will have a direct or indirect material interest.
We have entered into indemnity agreements with certain officers and directors that provide, among other things, that we will indemnify the officer or director under the circumstances and, to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings that he or she is or may be made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.
Policies and Procedures For Review of Related-Party Transactions
In May 2012, the Board approved a revised Related-Person Transactions Policy. Under this policy, any proposed transaction that has been identified as a Related-Person Transaction may be consummated or materially amended only following approval by the Audit Committee. A “Related-Person Transaction” is any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which our company and any Related Person are, were or will be participants in which (a) the amount involved exceeds $120,000 per year and (b) a Related Person has, had or will have a direct or indirect material interest.
For purposes of our policy, a “Related Person” is:

•	any person who is, or at any time since the beginning of our last fiscal year, was, a director or executive officer or a nominee to become a director;

•	a security holder known by us to be the beneficial owner of more than 5% of any class of our voting securities; and

•
an “immediate family member” of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of such person, and any person (other than a tenant or employee) sharing the household of such person.

In the event that it is inappropriate for the Audit Committee to review the transaction for reasons of conflict of interest or otherwise, after taking into account possible recusals by Audit Committee members, then the Related-Person Transaction shall be approved by another independent body of the Board of Directors. The Audit Committee or such other committee is referred to in the policy as the Committee. Under this policy, any Related-Person Transaction, if not a Related-Person Transaction when originally consummated, or if not initially identified as a Related-Person Transaction prior to consummation, shall be submitted to the Committee for review and ratification as soon as reasonably practicable. The Committee shall consider whether to ratify and continue, amend and ratify, or terminate or rescind such Related-Person Transaction. In the event that we propose to enter into, or materially amend, a Related-Person Transaction, our management shall present such Related-Person Transaction to the Committee for review, consideration and approval or ratification. The presentation shall include, to the extent reasonably available, a description of:

•	all of the parties thereto;

•	the interests, direct or indirect, of any Related Person in the transaction in sufficient detail so as to enable the Committee to fully assess such interests;

•	a description of the purpose of the transaction;

•
all of the material facts of the proposed Related-Person Transaction, including the proposed aggregate value of such transaction, or, in the case in indebtedness, that amount of principal that would be involved;

•	the benefits to us of the proposed Related-Person Transaction;

•	if applicable, the availability of other sources of comparable products or services;

•
an assessment of whether the proposed Related-Person Transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and

•	management’s recommendation with respect to the proposed Related-Person Transaction.

 In the event the Committee is asked to consider whether to ratify an ongoing Related-Person Transaction, in addition to the information identified above, the presentation shall include a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction, and, where appropriate, the possibility of modification of the transaction. The Committee, in approving or rejecting the proposed Related-Person Transaction, shall consider all the relevant facts and circumstances deemed relevant by and available to the Committee, including, but not limited to:

•	the risks, costs and benefits to us;

•	the impact on a director’s independence in the event the Related Person is a director, immediate family member of a director or an entity with which a director is affiliated;

•	the terms of the transaction;

•	the availability of other sources for comparable services or products; and

•	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.
The Committee shall approve only those Related-Person Transactions that, in light of known circumstances, are in, or are not inconsistent with, the best interests of us and our stockholders, as the Committee determines in the good faith exercise of its discretion.
Each director and executive officer is responsible for identifying, and we request that each 5% or greater stockholder identify, any Related-Person Transaction involving such director or executive officer or his or her affiliates and immediate family members and seek approval from the Committee pursuant to this policy before he or she or, with respect to immediate family members, any of their affiliates, may engage in the transaction.
Prior to the adoption of this policy, all transactions in which our directors, officers or 5% stockholders had a direct or indirect material interest were fully described to the Board and approved in advance of the transaction.

Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single set of Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are SGI’s stockholders will be “householding” the Company’s proxy materials. A single set of Annual Meeting materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of Annual Meeting materials, please notify your broker. Direct your written request to Silicon Graphics International Corp., Attention: Investor Relations, at 46600 Landing Parkway, Fremont, CA 94538 or contact SGI Investor Relations at (510) 933-8430. Stockholders who currently receive multiple copies of the Annual Meeting materials at their addresses and would like to request “householding” of their communications should contact their brokers.

Other Matters
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
Whether or not you plan to attend the Annual Meeting, please complete, date, sign and promptly return the enclosed proxy card in the enclosed postage paid envelope before the Annual Meeting so that your shares will be represented at the Annual Meeting.

By Order of the Board of Directors

/s/ Jennifer W. Pileggi
Jennifer W. Pileggi
Corporate Secretary

October 23, 2012
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended June 29, 2012 (the “Form 10-K”), filed with the SEC on September 10, 2012, is incorporated by reference in this proxy statement. A copy of our Form 10-K is available without charge upon written request to: Corporate Secretary, Silicon Graphics International Corp., 46600 Landing Parkway, Fremont, CA 94538.